Exhibit 2.1
Agreement and Plan of Merger
By and Among
Interwoven, Inc.,
Broadway Merger LLC,
Optimost LLC,
and
Mark Wachen, as Representative
October 17, 2007

Agreement and Plan of Merger
     This Agreement and Plan of Merger (this “Agreement”) is entered into as of October 17, 2007 (the “Agreement Date”) by and among Interwoven, Inc., a Delaware corporation (“Acquirer”), Broadway Merger LLC, a New York limited liability company and a wholly owned subsidiary of Acquirer (“Sub”), Optimost LLC, a New York limited liability company (“Company”), and Mark Wachen, a resident of the State of New York, as Representative.
Recitals
     A. The parties intend that, subject to the terms and conditions hereinafter set forth, Sub will merge with and into Company (the “Merger”), with Company to be the surviving limited liability company of the Merger, all pursuant to the terms and conditions of this Agreement, the Certificate of Merger (as defined in Article 1) and the applicable provisions of the laws of the State of New York.
     B. The Managing Member of Company (the “Managing Member”) has approved and adopted this Agreement and, accordingly, has approved the Merger.
     C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement for the parties’ willingness to enter into this Agreement, each of the employees of Company listed on Exhibit A attached hereto (each, a “Key Employee”) is executing and delivering to Acquirer each of the following documents, which will be effective subject to the occurrence of, and as of, the Effective Time (as defined in Article 1): (i) an offer letter for employment with Acquirer, (ii) Acquirer’s standard employee invention assignment and confidentiality agreement, and (iii) a noncompetition agreement with Acquirer (each, a “Noncompetition Agreement” and together with the documents described in the foregoing clauses (i) and (ii), the “Key Employee Documents”) in substantially the form attached hereto as Exhibit B.
     D. Immediately following the execution and delivery of this Agreement, Company will secure from each Company Unitholder listed on Exhibit C-1 attached hereto a written consent substantially in the form of Exhibit C-2 attached hereto (the “Company Unitholder Consent”) approving and adopting this Agreement and approving the Merger, and a unitholder agreement substantially in the form attached hereto as Exhibit C-3 (the “Unitholder Agreement”).
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE 1
Certain Definitions
     As used herein, the following terms will have the meanings set forth below:
     “Acquirer Ancillary Agreements” means all agreements (other than this Agreement) and documents to which Acquirer is or will be a party that are required to be executed pursuant to this Agreement.
     “Acquirer Common Stock” means the common stock, par value $0.001 per share, of Acquirer, together with related stock purchase rights.
     “Acquirer Options” means options to purchase shares of Acquirer Common Stock.

     “Acquisition Proposal” means any agreement, offer, proposal or bona fide indication of interest by a Person (other than Acquirer or any of its Subsidiaries) or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest relating to or involving: (a) any acquisition or purchase of Company Units or Company Rights from Company or from the Company Unitholders by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) representing 10% or more of the voting interest in the total outstanding voting securities of Company; (b) any tender offer or exchange offer that, if consummated, would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning Company Units or Company Rights representing 10% or more of the voting interest in the total outstanding voting securities of Company; (c) any merger, consolidation, business combination or similar transaction involving Company; (d) any sale, lease, mortgage, pledge, exchange, transfer, license, acquisition or disposition of 10% or more of the assets of Company in any single transaction or series of related transactions other than in connection with the sale of inventory in the ordinary course of business; (e) any sale, lease, exchange, transfer, license or disposition to a Person of all or a significant portion of the Company Business; (f) any initial public offering of capital stock or other securities of Company pursuant to a registration statement filed under the Securities Act; or (g) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Company or any extraordinary dividend (whether of cash or other property).
     “Affiliate” means an “affiliate” within the meaning of Rule 144 or Rule 405 promulgated under the Securities Act.
     “Applicable Laws” means all foreign, federal, state, local, municipal or other laws, statutes, constitutions, principles of common law, resolutions, ordinances, codes, edicts, decrees, regulations, rules and other provisions having the force or effect of law, and all judicial and administrative orders, writs, injunctions, awards, judgments, decrees and determinations, applicable to a specified Person or to such Person’s assets, properties or business.
     “Average Price Per Share” means the average closing price of Acquirer Common Stock on the Nasdaq Stock Market (or such other exchange or quotation system on which shares of Acquirer Common Stock are then traded or quoted) and reported at www.nasdaq.com for the fifteen (15) consecutive trading days ending on (and inclusive of) the trading day that is three trading days prior to the Closing Date.
     “business day” means a day other than Saturday or Sunday and on which commercial banks are open for business in San Francisco, California.
     “Cash Amount Per Class A Unit” means (a) the Total Class A Merger Consideration divided by (b) the Fully Diluted Company Class A Units.
     “Cash Amount Per Class B Unit” means $2568.46.
     “Certificate of Merger” means a certificate of merger in substantially the form of Exhibit D.
     “Closing” has the meaning given in Section 7.1.
     “Closing Date” has the meaning given in Section 7.1.
     “Code” means the Internal Revenue Code of 1986, as amended.

     “Company Ancillary Agreements” means all agreements (other than this Agreement) and documents to which Company is or will be a party that are required to be executed pursuant to this Agreement.
     “Company Business” means the business of Company and its Subsidiaries as presently being conducted.
     “Company Class A Units” means the Class A Units under the Company Operating Agreement.
     “Company Class B Units” means the Class B Units under the Company Operating Agreement.
     “Company IP Rights” means (a) any and all Intellectual Property used in the conduct of the Company Business and (b) any and all other Intellectual Property owned by Company and its Subsidiaries.
     “Company Operating Agreement” means the Optimost LLC Amended and Restated Operating Agreement dated as of November 1, 2006.
     “Company Options” means options to purchase Company Class A Units, whether or not pursuant to the Company Option Plan.
     “Company Option Plan” means the Optimost LLC 2006 Equity Compensation Plan.
     “Company-Owned IP Rights” means (a) Company IP Rights that are owned or are purportedly owned by or exclusively licensed by Company or any of its Subsidiaries and (b) Company IP Rights that were developed for Company or a Subsidiary by full or part time employees or consultants of Company or its Subsidiaries.
     “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of Company or any of its Subsidiaries and all products or services currently under development by Company or any of its Subsidiaries.
     “Company Registered Intellectual Property” means all United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, Company or any of its Subsidiaries.
     “Company Rights” means all options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any Company Units or any securities or debt convertible into or exchangeable for Company Units or obligating Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement.
     “Company Source Code” means, collectively, any software source code or confidential manufacturing specifications or designs, any material portion or aspect of software source code or confidential manufacturing specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or confidential manufacturing specifications or designs, of any Company-Owned IP Rights or Company Products.

     “Company Units” means the Company Class A Units and the Company Class B Units.
     “Company Unitholders” means the record holders of issued and outstanding Company Units.
     “Company Unvested Option” means an option to purchase Company Class A Units that, as of the Effective Time, is not vested under the terms of any Contract with Company.
     “Company Vested Options” means an option to purchase Company Class A Units that, as of the Effective Time, is vested under the terms of any Contract with Company.
     “Company Warrants” means warrants to purchase Company Class A Units.
     “Continuing Employees” means the Offerees (as defined in Section 5.10) who execute the Offeree Documents (as defined in Section 5.10) and remain employees of the Surviving Company (as defined in Section 2.1) or any of its Subsidiaries or become employees of Acquirer or any of its Subsidiaries following the Effective Time.
     “Contract” means any contract, agreement, arrangement, commitment, undertaking, instrument, permit, mortgage, license, sublicense, letter of intent, quotation, statement of work, contract order or purchase order (in each case, whether oral or in writing).
     “Effective Time” means the date and time on which the Merger first becomes legally effective under the laws of the State of New York as a result of the filing with the New York Secretary of State of the Certificate of Merger in accordance with the relevant provisions of the New York Law.
     “Effective Time Holders” means the Company Unitholders and the holders of Vested Company Options, after giving effect to the Twelve-Month Acceleration, as of immediately prior to the Effective Time.
     “Employee Agreement” means any management, employment, severance, consulting, contractor, relocation, expatriation, loan, visa, work permit or other Contract (including any offer letter, agreement to employ or other Contract providing for compensation or benefits) between Company or any of its ERISA Affiliates and any current or former employee or director of Company or any of its ERISA Affiliates.
     “Employee Plan” means (i) any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, equity or equity-related awards, bonus, pension, profit sharing, savings, retirement, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to or required to be contributed to by Company or any of its ERISA Affiliates (including those provided, if applicable, through a human resources and benefits outsourcing entity or other provider) for the benefit of any current or former employee, director or consultant of Company or any of its ERISA Affiliates or with respect to which Company or any of its ERISA Affiliates has or may have any Liability and any loan to an employee in excess of $10,000 and (ii) any International Plan.
     “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (a) the voting of any security or the transfer of any security or other asset, (b) the receipt of any income derived from any asset,

(c) the use of any asset, and (d) the possession, exercise or transfer of any other attribute of ownership of such asset).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any Person under common control with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.
     “Escrow Cash” means an amount of cash equal to 15% of the Total Merger Consideration.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Fully Diluted Company Class A Units” means the sum, without duplication, of the aggregate number of Company Class A Units that are issued and outstanding immediately prior to the Effective Time or issuable upon the exercise of Company Options (excluding New Company Options but including all Company Vested Options cashed out pursuant to Section 2.2(b)(iv)), Company Warrants or other direct or indirect rights to acquire Company Class A Units that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable); provided, however, that for purposes of calculating the Fully Diluted Company Class A Units, the Fully Diluted Company Class A Units shall exclude the New Company Options and the Company Class A Units into which the New Company Options are exercisable.
     “Fully Diluted Company Class B Units” means the sum, without duplication, of the aggregate number of Company Class B Units that are issued and outstanding immediately prior to the Effective Time or any direct or indirect rights to acquire Company Class B Units that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable).
     “GAAP” means United States generally accepted accounting principles.
     “Governmental Authority” means any court, administrative agency, commission or other governmental agency or authority.
     “Intellectual Property” means any and all industrial and intellectual property rights and all rights associated therewith throughout the world, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, including the goodwill symbolized by the foregoing, Internet domain names, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

     “International Plan” means any Employee Plan that has been adopted or maintained by Company or any of its Subsidiaries, for the benefit of current or former employees, directors or consultants of Company or any of its Subsidiaries outside the United States.
     “Knowledge” means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (a) an individual, if used in reference to an individual or (b) the individuals listed on Schedule 1.1 attached hereto, if in reference to Company, after reasonable inquiry by such individuals of the management personnel employed by Company charged with administrative or operational responsibility for such matters for Company, provided that such person(s) from whom inquiry should be made has actual knowledge of the particular fact, circumstance, event or other matter.
     “Liability” means any debt, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, and whether due or to become due, including those arising under any law, action or governmental order and those arising under any Contract.
     “made available” means, when used in relation to Acquirer or Acquirer’s counsel, that a copy of the subject documents was actually delivered by Company to Acquirer or its counsel or was uploaded to the online data room organized by Company for the purpose of conducting due diligence with respect to Company, in either case either (a) at least 3 business days before the Agreement Date or (b) as listed on Schedule 1.1 of the Company Disclosure Letter.
     “Material Adverse Change” or “Material Adverse Effect,” when used with reference to any Person, means any event, change, violation, inaccuracy, circumstance or effect (each, an “Effect”) (regardless of whether such Effect constitutes a breach of any representations or warranties made in this Agreement) that is or is reasonably likely to be or become, individually or in the aggregate, materially adverse to the condition (financial or otherwise), capitalization, properties, , assets (including intangible assets), Liabilities, business, operations or results of operations of such Person and its Subsidiaries, taken as a whole, except to the extent that any such Effect directly results from: (A) changes in general economic conditions (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors); or (B) changes affecting the industry generally in which such Person operates (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors).
     “New Company Options” means Company Options granted pursuant to Section 5.10(b) under the Company Option Plan, as amended pursuant to Section 5.10(b).
     “Net Working Capital” means (a) Company’s consolidated total current assets as of the Closing Date (as defined by and determined in accordance with GAAP and Company’s historical accounting practices to the extent such accounting practices are in compliance with GAAP) minus (b) Company’s consolidated total current liabilities as of the Closing Date (as defined by and determined in accordance with GAAP and Company’s historical accounting practices to the extent such accounting practices are in compliance with GAAP). For purposes of calculating Net Working Capital, (i) Company’s current liabilities shall include (A) all debt of Company whether short- or long-term, and (B) all Transaction Expenses; and (ii) accounts receivable included in Company’s current assets shall include only those accounts receivable outstanding less than 90 days from the relevant invoice date.
     “Net Working Capital Certificate” means a certificate executed by the Chief Executive Officer of Company, certifying the estimated amount of Net Working Capital (including (i) an itemized list of indebtedness of Company with a description of the nature of such indebtedness and the Person to whom such indebtedness is owed, (ii) an itemized list of Company’s consolidated current assets, and (iii) an itemized list of Company’s consolidated current liabilities).
     “New York Law” means the New York Limited Liability Company Law.
     “Option Exchange Ratio” means the quotient obtained by dividing (A) the Cash Amount Per Class A Unit by (B) the Average Price Per Share.
     “Permitted Encumbrance” shall mean (i) Encumbrances for taxes not yet due and payable, or (ii) Encumbrances for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings.
     “Person” means any individual, corporation (including any not-for-profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.
     “Pro Rata Share” means, with respect to a particular Effective Time Holder, the amount of cash such Effective Time Holder is entitled to receive pursuant to Section 2.2(b) with respect to its Company Units and/or Company Vested Options, relative to the amount of cash all Effective Time Holders are entitled to receive pursuant to Section 2.2(b) with respect to their Company Units and/or Company Vested Options.
     “Regulations” means the Treasury Regulations issued under the Code.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Sub Ancillary Agreements” means all agreements (other than this Agreement) and documents to which Sub is or will be a party that are required to be executed pursuant to this Agreement.
     “Subsidiary” of a specified entity means any corporation, partnership, limited liability company, joint venture or other entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other entity.
     “Systems” means all records, databases, Company Websites (as defined in Section 3.15(a)), software, systems and networks used by Company in the conduct of the Company Business.
     “Tax” and “Taxes” mean all federal, state, local or foreign income, gross receipts, gains, franchise, excise, capital stock, severance, stamp, premium, windfall profits, environmental, custom duties, real property, personal property, sales, use, employment, license, payroll, services, occupation, recording, registration, withholding, social security (or similar), unemployment, disability, value added, alternative or add-on minimum or transfer taxes, governmental charges, fees, levies, assessments or other taxes (whether payable directly or by withholding) imposed by any Governmental Authority responsible for the imposition of any such taxes (domestic or foreign) (each, a “Tax Authority”), and, with respect to such taxes, charges, fees, levies and assessments, any estimated tax, interest, fines, penalties or additions and interest on such fines, penalties and additions, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

     “Termination Date” means November 15, 2007.
     “Total Class A Merger Consideration” means (a) the Total Merger Consideration less (b) the Total Class B Merger Consideration.
     “Total Class B Merger Consideration” means (a) the Fully Diluted Company Class B Units multiplied by (b) the Cash Amount Per Class B Unit.
     “Total Merger Consideration” means (a) $52,000,000 plus (b) the aggregate exercise price of all Company Vested Options cashed out pursuant to Section 2.2(b)(iv) minus (c) the amount, if any, by which the Net Working Capital is less than $1,500,000 as of immediately prior to the Closing (such amount being a “Net Working Capital Shortfall”).
     “Unvested Company Units” means any Company Units that are not vested under the terms of any Contract with Company (including any option agreement, option exercise agreement or restricted unit purchase agreement).
ARTICLE 2
Plan of Merger
     2.1 The Merger. Subject to termination of this Agreement as provided in Article 10, the parties hereto will cause the Merger to be consummated by filing the Certificate of Merger with the New York Secretary of State in accordance with New York Law as soon immediately after the Closing Date. Subject to the terms and conditions of this Agreement, at the Effective Time, Sub will be merged with and into Company in a statutory merger, the separate existence of Sub will cease and Company will be the surviving limited liability company in the Merger (the “Surviving Company”), all pursuant to the Certificate of Merger and in accordance with the applicable provisions of the New York Law.
     2.2 Conversion and Exchange of Units and Options.
          (a) Conversion of Sub Units. Subject to the terms and conditions of this Agreement, at the Effective Time, each membership unit of Sub that is issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable membership unit of the Surviving Company. Each certificate evidencing ownership of Sub membership units will evidence ownership of such membership units of the Surviving Company.
          (b) Conversion of Company Units and Company Vested Options; Treatment of Warrants.
               (i) Company Class B Units. Subject to the terms and conditions of this Agreement, at the Effective Time, each Company Class B Unit that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any further action on the part of Acquirer, Sub, Company or the holder thereof (except as expressly provided herein), be converted into and represent the right to receive an amount of cash (without interest) equal to the Cash Amount Per Class B Unit. The amount of cash that each Effective Time Holder is entitled to receive pursuant to this Section 2.2(b)(i) shall be rounded to the nearest cent and computed after aggregating all cash such Effective Time Holder is entitled to receive pursuant to this Section 2.2(b). The preceding provisions of this Section 2.2(b)(i) are subject to the provisions of Section 2.2(e) (regarding withholding rights) and Section 2.4 (regarding the Escrow Cash).

               (ii) Company Class A Units. Subject to the terms and conditions of this Agreement, at the Effective Time, each Company Class A Unit that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any further action on the part of Acquirer, Sub, Company or the holder thereof (except as expressly provided herein), be converted into and represent the right to receive an amount of cash (without interest) equal to the Cash Amount Per Class A Unit. The amount of cash that each Effective Time Holder is entitled to receive pursuant to this Section 2.2(b)(ii) shall be rounded to the nearest cent and computed after aggregating all cash such Effective Time Holder is entitled to receive pursuant to this Section 2.2(b). The preceding provisions of this Section 2.2(b)(ii) are subject to the provisions of Section 2.2(e) (regarding withholding rights) and Section 2.4 (regarding the Escrow Cash).
               (iii) Company Warrants. No Company Warrants, whether vested or unvested, shall be assumed by Acquirer in the Merger, and at the Effective Time, each Company Warrant will be by virtue of the Merger, and without any further action on the part of any holder thereof, be cancelled and extinguished.
               (iv) Company Vested Options. Subject to the terms and conditions of this Agreement, at the Effective Time (including Company Options that will be accelerated as to 12 months of vesting pursuant to the Company Option Plan or otherwise (the “Twelve-Month Acceleration”), each Company Vested Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any further action on the part of Acquirer, Sub, Company or the holder thereof (except as expressly provided herein), be thereafter no longer exercisable but will be converted into and represent the right to receive an amount of cash (without interest) equal to the product of (1) the Cash Amount Per Class A Unit minus the exercise price per Company Class A Unit subject to such Company Vested Option multiplied by (2) the number of Company Class A Units subject to such Company Vested Option. The amount of cash that each Effective Time Holder is entitled to receive pursuant to this Section 2.2(b)(iv) shall be rounded to the nearest cent and computed after aggregating all cash such Effective Time Holder is entitled to receive pursuant to this Section 2.2(b). The preceding provisions of this Section 2.2(b)(iv) are subject to the provisions of Section 2.2(e) (regarding withholding rights) and Section 2.4 (regarding the Escrow Cash).
          (c) Company Unvested Options. At the Effective Time, each Company Unvested Option held by a Continuing Employee that is unexpired, unexercised and outstanding immediately prior to the Effective Time (including the New Company Options), shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Acquirer. Each such Company Unvested Option so assumed by Acquirer under this Agreement shall continue to have, and be subject to, the same terms and conditions as are in effect immediately prior to the Effective Time, except that (i) such Acquirer Option shall be exercisable for that number of whole shares of Acquirer Common Stock equal to the product (rounded down to the next whole number of shares of Acquirer Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of Company Class A Units that were issuable upon exercise of such option immediately prior to the Effective Time and the Option Exchange Ratio, (ii) the per share exercise price for the shares of Acquirer Common Stock issuable upon exercise of such Acquirer Option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per Company Class A Unit at which such Company Unvested Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, and (iii) no Acquirer Option may be “early exercised” (i.e., an Acquirer Option may be exercised for shares of Acquirer Common Stock only to the extent such Acquirer Option is vested at the time of exercise pursuant to the applicable vesting schedule). Except with respect to the Twelve-Month Acceleration, the Merger shall not terminate any of the outstanding Company Unvested Options held by Continuing Employees under such plan or accelerate the exercisability or vesting of such options or the shares of Acquirer Common Stock which shall be subject to those options upon Acquirer’s assumption of the options in the Merger. As soon as reasonably practicable following the date on which Acquirer first again becomes eligible to use Form S-8 (or successor form) promulgated by the SEC under the Securities Act, Acquirer will cause the shares of Acquirer Common Stock issuable upon exercise of the Company Unvested Options assumed by Acquirer under this Agreement to be registered or to be issued pursuant to an effective registration statement on Form S-8 (or successor form). Notwithstanding the foregoing, Acquirer will not be obligated to register the issuance of any shares of Acquirer Common Stock that are subject to an Acquirer Option held by a Person who is ineligible to have such Person’s securities registered on Form S-8 (or successor form).
          (d) Cancellation of Company-Owned Units. Notwithstanding Section 2.2(b), each Company Unit held by Company immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof and without the issuance or payment of any consideration.
          (e) Withholding Rights. Acquirer, the Surviving Company and the Exchange Agent (as defined in Section 7.2(a)) will be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any holder of Company Units, or any Company Options such amounts as Acquirer, the Surviving Company or the Exchange Agent is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.
     2.3 Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Units or Acquirer Common Stock occurring after the Agreement Date and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
     2.4 Escrow. At the Effective Time and pursuant to the Escrow Agreement (as defined in Section 8.5), Acquirer will withhold from the portion of the Total Merger Consideration payable to each Effective Time Holder in the Merger upon conversion of his/her/its outstanding Company Units and Company Vested Options pursuant to Section 2.2 and shall cause to be deposited with the Escrow Agent (as defined in Section 11.2) such Effective Time Holder’s Pro Rata Share of the Escrow Cash. The Escrow Cash shall constitute security for the indemnification obligations of the Effective Time Holders pursuant to Article 11.
     2.5 Total Merger Consideration. At the Effective Time, Acquirer shall cause to be deposited with the Exchange Agent (as defined in Section 7.2(a)) an amount equal to (i) the Total Merger Consideration less (ii) the Escrow Cash. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate consideration paid by Acquirer to the holders of Company Units and Company Options (including the value of the shares of Acquirer Common Stock or other consideration, if any, that will be subject to Company Unvested Options assumed by Acquirer (excluding the New Company Options) at the Effective Time pursuant to Section 2.2(c)) exceed the Total Merger Consideration, except to the extent that any amount in excess of the Total Merger Consideration is as a result of any changes in the price of Acquirer Common Stock occurring after the calculation of the Average Price Per Share.

     2.6 Net Working Capital Adjustment.
          (a) Company shall deliver the Net Working Capital Certificate to Acquirer not less than three business days prior to the Closing Date.
          (b) At Acquirer’s option, but in any event within 12 months of the Closing Date (such date, for purposes hereof, the “Audit Completion Date”), Acquirer may object to the Net Working Capital calculations included in the Net Working Capital Certificate (the “NWC Calculations”) by delivering to the Representative a certificate (the “Acquirer NWC Certificate”) executed by Acquirer’s Chief Financial Officer setting forth Acquirer’s calculation of Net Working Capital and the amount by which Net Working Capital as calculated by Acquirer is less than the Net Working Capital set forth in the Net Working Capital Certificate.
          (c) The Representative may object to the Net Working Capital calculations set forth in the Acquirer NWC Certificate by providing written notice of such objection to Acquirer within 20 days after Acquirer’s delivery of the Acquirer NWC Certificate (the “Notice of Objection”).
          (d) If the Representative timely provides the Notice of Objection, then the parties shall engage Deloitte & Touche USA LLP (the “Reviewing Accountant”) to review the NWC Calculations. After review of the NWC Calculations and Company’s books and records, the Reviewing Accountant shall promptly determine the Net Working Capital and such determination shall be final and binding on the parties.
          (e) If the Net Working Capital, as determined pursuant to Section 2.6(b) (in the event there is no Notice of Objection) or Section 2.6(d), is in fact less than the Net Working Capital set forth in the Net Working Capital Certificate (such difference, the “Negative Adjustment Amount”), then, if and only if the Total Merger Consideration would be reduced after giving effect to the Negative Adjustment Amount, Acquirer shall be indemnified in accordance with Article 11, without giving effect to the Basket (as defined in Section 11.4(a)) and without any dispute by the Representative, for the full amount of:
               (i) the Negative Adjustment Amount;
               (ii) if Net Working Capital as determined by the Reviewing Accountant is less than or equal to Net Working Capital as set forth in the Acquirer NWC Certificate, all fees and expenses of the Reviewing Accountant relating to the review of the NWC Calculations; and
               (iii) if Net Working Capital as determined by the Reviewing Accountant is greater than Net Working Capital as set forth in the Acquirer NWC Certificate, a percentage of the fees and expenses of the Reviewing Accountant, which percentage shall equal the difference between Net Working Capital as set forth in the Net Working Capital Certificate and Net Working Capital as determined by the Reviewing Accountant divided by the difference between Net Working Capital as set forth in the Net Working Capital Certificate and Net Working Capital as set forth in the Acquirer NWC Certificate.
          (f) Except to the extent set forth in Section 2.6(e), all fees and expenses of the Reviewing Accountant relating to the review of the NWC Calculations shall be paid by Acquirer.
     2.7 Effects of the Merger.
          (a) General. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of New York Law. Without limiting the generality of the foregoing, at the Effective Time, all of the properties, rights, privileges, powers and franchises of Company and Sub will vest in the Surviving Company, and all Liabilities and duties of Company and Sub will become the Liabilities and duties of the Surviving Company.
          (b) Articles of Organization. The Articles of Organization of Sub immediately prior to the Effective Time will be the Articles of Organization of the Surviving Company immediately after the Effective Time until thereafter amended in accordance with the provisions thereof or as provided by law; provided, however, that Article I of the Articles of Organization of the Surviving Company will be amended at the Effective Time to read: “The name of the limited liability company is Optimost LLC.”
          (c) Operating Agreement. The Operating Agreement of Sub immediately prior to the Effective Time will continue unchanged and be the Operating Agreement of the Surviving Company immediately after the Effective Time until thereafter amended in accordance with the provisions thereof or as provided by law.
          (d) Manager. At the Effective Time, the initial managers of the Surviving Company will be the managers of Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.
     2.8 Tax Consequences. The parties intend the merger to be a taxable sale of the Company Units by the Company Unitholders consistent with IRS Revenue Ruling 99-6. Acquirer makes no representations or warranties to Company or to any holder of Company Units or Company Options regarding the Tax treatment of the Merger, or any of the Tax consequences to Company or any holder of Company Units or Company Options of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. Company acknowledges that Company and the holders of Company Capital Units and Company Options are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.
     2.9 Further Assurances. Company agrees that if, at any time after the Effective Time, Acquirer believes or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect, confirm or continue in the Surviving Company, Sub or Acquirer title to any property or any right of Company as provided herein, Acquirer and any of its officers are hereby authorized by Company to execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect, confirm or continue title to such property or rights in the Surviving Company, Sub or Acquirer and otherwise to carry out the purposes of this Agreement, in the name of Company or otherwise. The parties further agree that, upon Acquirer’s request, the parties will amend this Agreement to cause Company to merge into Sub (with Sub to be the surviving corporation) or to cause Company to merge into a different direct or indirect Subsidiary of Acquirer.
     2.10 Rights Not Transferable. The rights of the Company Unitholders and the holders of Company Options, in each case as of immediately prior to the Effective Time, are personal to each such securityholder and will not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) will be null and void.
ARTICLE 3
Representations and Warranties of Company
     Company represents and warrants to Acquirer that, except as set forth in the letter addressed to Acquirer from Company and dated as of the Agreement Date, including all Schedules thereto (referencing the appropriate Sections of this Agreement) which has been delivered by Company to Acquirer concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”), each of the representations, warranties and statements contained in the following Sections of this Article 3 is true and correct. For all purposes of this Agreement, the statements contained in the disclosures and Schedules to the Company Disclosure Letter will also be deemed to be representations and warranties made and given by Company under or, as applicable, limitations upon and exceptions to the representation and warranties in, this Article 3.
     3.1 Organization and Good Standing. Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York. Company has the corporate power and authority to own, operate and lease its properties and to carry on the Company Business and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary (each such jurisdiction being listed on Schedule 3.1 of the Company Disclosure Letter), except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to be material to Company. Company is not in violation of its Articles of Organization or the Company Operating Agreement.
     3.2 Subsidiaries. Schedule 3.2 of the Company Disclosure Letter sets forth a true, correct and complete list of each Subsidiary of Company, and each such Subsidiary is wholly owned by Company. Except for any Subsidiary, Company has no equity interest, direct or indirect, in, or loans to, any Person. Company is not obligated to make, nor bound by any Contract to make, any investment in or capital contribution in or on behalf of any other Person. Schedule 3.2 of the Company Disclosure Letter sets forth, with respect to each Subsidiary of Company, (a) its jurisdiction of incorporation or organization, (b) a correct and complete list of all jurisdictions in which it is qualified to do business, and (c) the address of its principal executive offices. Each Subsidiary of Company is duly organized, validly existing and in good standing (or appropriately recognized as legally in existence and active under the laws of its jurisdiction) under the laws of its jurisdiction of incorporation or organization identified on Schedule 3.2 of the Company Disclosure Letter and has the power and authority to own, operate and lease its properties and to carry on its business as presently being conducted. Each Subsidiary of Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect on such Subsidiary. Neither Company nor any of its Subsidiaries is a general or limited partner of any general partnership, limited partnership or other entity.
     3.3 Power, Authorization and Validity.
          (a) Company has the corporate power and authority to enter into and perform its obligations under this Agreement and all Company Ancillary Agreements. The execution, delivery and performance of this Agreement and the Company Ancillary Agreements, and the Merger have been duly and validly approved and authorized by Company and the Managing Member, and this Agreement has been duly executed and delivered by Company. Except for the approval of holders of a majority of the outstanding Company Class A Units, no other approval or authorization of the Company Unitholders or any officer of Company to approve the Merger, this Agreement and, if required, each Company Ancillary Agreement is required to approve the Merger, this Agreement and, if required, each Company Ancillary Agreement and all other agreements, transactions and actions contemplated hereby and thereby.
          (b) No filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable Company to enter into, and to perform its obligations under, this Agreement or the Company Ancillary Agreements, except for: (i) the approval of holders of a majority of the outstanding Company Class A Units (the “Company Unitholder Approval”); (ii) the filing of the Certificate of Merger with the New York Secretary of State; and (iii) such other filings, authorizations, consents, approvals, permits, orders, registrations and declarations, if any, that if not made or obtained by Company would not be material to Company’s ability to consummate the Merger or to perform its obligations under this Agreement and the Company Ancillary Agreements and would not, individually or in the aggregate, have a Material Adverse Effect on Company.
          (c) This Agreement and the Company Ancillary Agreements are, or when executed by Company will be, valid and binding obligations of Company enforceable against Company in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
     3.4 Capitalization.
          (a) The issued and outstanding membership units of Company consist solely of (i) 20,792,554.55 Company Class A Units and (ii) 415.97 Company Class B Units. Except as set forth in the preceding sentence, (i) there are no other issued and outstanding Company Units or other securities of Company, other than Company Options as of the Agreement Date and (ii) there are no outstanding Contracts to issue any Company Units or other securities of Company as of the Agreement Date. Schedule 3.4(a)-1 of the Company Disclosure Letter accurately sets forth, as of the Agreement Date, the name of each Person that is the registered owner of any Company Units and the number of Company Units so owned by such Person. The number of Company Units set forth as being so owned by such Person constitutes the entire interest of such Person in the issued and outstanding membership units or voting securities of Company as of the Agreement Date. All issued and outstanding Company Units are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, Company’s Articles of Organization, the Company Operating Agreement or any Contract to which Company is a party or by which Company is bound. All issued and outstanding Company Units were issued in material compliance with all Applicable Laws and all material requirements set forth in applicable Contracts. There are no outstanding Unvested Company Units. There is no distributions in respect of Company Units accrued and/or unpaid by Company. Company is not under any obligation to register under the Securities Act any Company Units or any other securities of Company, whether currently outstanding or that may subsequently be issued.
          (b) As of the Agreement Date, the Company has reserved an aggregate of 3,859,000 Company Units for issuance to employees, non-employee directors and consultants pursuant to Company Options, of which 1,693,500 Company Units are subject to outstanding and unexercised Company Options and 2,165,000 Company Units remain available for issuance thereunder. Schedule 3.4(b)-1 of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding Company Options, including the number of Company Units subject to each such option, the exercise or vesting schedule (and the terms of any acceleration thereof), and the exercise price per share. No Company Options qualify for special tax treatment under Section 421(a) of the Code. Schedule 3.4(b)-2 of the Company Disclosure Letter sets forth a true, correct and complete list (which schedule will be a subset of Schedule 3.4(b)-1 of the Company Disclosure Letter), as of the Agreement Date, of all holders of outstanding Company Options that are held by Persons that are not employees of Company or any of its Subsidiaries (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar persons). All issued and outstanding Company Options and Company Warrants were issued in compliance with all Applicable Laws and all requirements set forth in applicable Contracts. All Unvested Company Options to be assumed by Acquirer pursuant to Section 2.2(c) were granted under, and in compliance with, Rule 701 promulgated under the Securities Act and any applicable guidance issued thereunder.

          (c) As of the Agreement Date, there are outstanding Company Warrants to purchase 17,857.14 Company Units. Schedule 3.4(c) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding Company Warrants, including the number of Company Units covered by each such Company Warrant, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof) and the exercise price per Company Unit. Other than as set forth on Schedules 3.4(a), 3.4(b)-1, 3.4(b)-2 and 3.4(c) of the Company Disclosure Letter, as of the Agreement Date, no Person has any right to acquire from Company or any Company Unitholder any Company Units or any options, warrants or other rights to purchase Company Units or other securities of Company.
          (d) No bonds, debentures, notes or other indebtedness of Company or its Subsidiaries (i) having the right to vote on any matters on which Company Unitholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting units of Company, is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).
          (e) Except for the Company Options described in Schedule 3.4(b)-1 and 3.4(b)-2 of the Company Disclosure Letter and the Company Warrants described in Schedule 3.4(c) of the Company Disclosure Letter, there are no options, warrants, calls, rights or Contracts of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Units, options, warrants or other rights to purchase Company Units or other securities of Company, or any Company Voting Debt, or obligating Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right or Contract. There are no Contracts relating to voting, purchase or sale of any Company Units (i) between or among Company and any of its securityholders, other than written contracts granting Company the right to purchase unvested Company Units upon termination of employment or service, and (ii) to Company’s Knowledge, between or among any of Company’s securityholders. Except as set forth on Schedule 3.4(e), neither the Company Option Plan nor any Contract of any character to which Company and/or its Subsidiaries is a party to or by which Company and/or its Subsidiaries is bound relating to any Company Options require or otherwise provide for any accelerated vesting of any Company Options in connection with the Merger or any other transaction contemplated by this Agreement or upon termination of employment or service with Company, Acquirer or any of their respective Subsidiaries, or any other event, before, upon or following the Merger or otherwise. A true and complete copy of the Company Option Plan, all agreements and instruments relating to or issued under the Company Option Plan (including executed copies of all Contracts relating to the Company Option and the Company Units purchased under such option) and each Company Warrant have been made available to Acquirer’s counsel, and such plans and Contracts have not been amended, modified or supplemented since being made available to Acquirer’s counsel, and there are no Contracts or understandings to amend, modify or supplement such plans or Contracts in any case from those made available to Acquirer’s counsel.
          (f) Company has good and marketable title to all of the issued and outstanding stock or other securities or equity interests of each of its Subsidiaries set forth on Schedule 3.4(f) of the Company Disclosure Letter, free and clear of any Encumbrance. All such issued and outstanding stock or other securities or equity interests have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the relevant Subsidiary of Company in compliance with all requirements of Applicable Laws and all requirements set forth in applicable Contracts. There are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any stock or other securities or equity interests of any Subsidiary of Company or any securities or debt convertible into or exchangeable for such stock or other securities or equity interests or obligating such Subsidiary of Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement.
     3.5 No Conflicts. Neither the execution and delivery of this Agreement or the Company Ancillary Agreements, nor the consummation of any of the transactions contemplated herein or therein, will (a) conflict with, result in any violation or default under (with or without notice or lapse of time, or both), give rise to a right of termination, cancellation or acceleration or any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to (i) any provision of Company’s Articles of Organization or the Company Operating Agreement or similar charter documents of any of Company’s Subsidiaries, each as currently in effect, (ii) any Applicable Law, or (iii) any Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their respective assets or properties are bound or affected, except, in the case of clauses (ii) and (iii), as would not be material to Company or (b) result in the creation of any Encumbrance, except for Permitted Encumbrances, on any of the material properties or assets of Company or any of its Subsidiaries or, to Company’s Knowledge, any of the Company Units.
     3.6 Litigation.
          (a) There is no action, suit, arbitration, mediation, proceeding, claim or, to Company’s Knowledge, investigation pending against Company or any of its Subsidiaries or any of their respective assets or properties (or to Company’s Knowledge against any director, officer, employee, agent or other similar representative of Company or any of its Subsidiaries in their capacity as such or relating to their employment, services or relationship with Company or any of its Subsidiaries) before any Governmental Authority or arbitrator, nor, to Company’s Knowledge, is any such action, suit, arbitration, mediation, proceeding, claim or investigation threatened, nor is there any reasonable basis for any such action, suit, arbitration, mediation, proceeding, claim or investigation.
          (b) There is no judgment, decree, injunction, rule or order against Company or any of its Subsidiaries or any of their respective assets or properties (or, to the Knowledge of Company and its Subsidiaries, against any director, officer, employee, agent or other similar representative of Company or any of its Subsidiaries in their capacity as such or relating to their employment, services or relationship with Company or any of its Subsidiaries).
          (c) To Company’s Knowledge, there is no reasonable basis for any Person to assert a claim against Company or any of its Subsidiaries based upon Company’s entering into this Agreement or any Company Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement.
          (d) Neither Company nor any of its Subsidiaries has any action, suit, arbitration, mediation, proceeding, claim or investigation pending against any other Person.
     3.7 Financial Statements.
          (a) Company made available to Acquirer its consolidated unaudited financial statements for the fiscal years ended December 31, 2006, and for the eight (8) month period ended August 31, 2007 (including, in each case, balance sheets, statements of operations and statements of cash flows and including consolidated unaudited financial statements for the eight (8) month period ended August 31, 2007) (collectively, the “Financial Statements”), which are included as Schedule 3.7(a) of the Company Disclosure Letter. Except as set forth on Schedule 3.7 of the Company Disclosure Letter, the Financial Statements (i) are derived from and are in accordance with the books and records of Company,

(ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other, (iv) fairly present the consolidated financial condition of Company and its Subsidiaries at the dates therein indicated and the consolidated results of operations and cash flows of Company and its Subsidiaries for the periods therein specified, and (v) are true, complete and correct in all material respects. Neither Company nor any of its Subsidiaries has any Liabilities other than (i) those set forth or adequately provided for in the Balance Sheet included in the Financial Statements as of August 31, 2007 (the “Balance Sheet”), (ii) those incurred in the conduct of Company’s business since August 31, 2007 (the “Balance Sheet Date”) in the ordinary course, consistent with past practice, which are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, tort or violation of law, (iii) those Liabilities that are not required to be included in financial statements prepared in accordance with GAAP and (iv) those incurred by Company in connection with the execution of this Agreement. Except for Liabilities reflected in the Financial Statements, Company has no off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by Company. All reserves that are set forth in or reflected in the Balance Sheet have been established in accordance with GAAP consistently applied and to the knowledge of the Company are adequate.
          (b) Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions, receipts and expenditures of Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of the Managing Member, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company and its Subsidiaries, (iv) the amount recorded for assets on the books and records of Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither Company, any of its Subsidiaries or Company’s independent auditors nor, to Company’s Knowledge, any current or former employee, consultant, director or manager of Company or any of its Subsidiaries has identified or been made aware of any fraud, whether or not material, that involves Company’s management or other current or former employees, consultants, directors or management of Company or any of its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls utilized by Company or its Subsidiaries, or any claim or allegation regarding any of the foregoing. Neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, the Managing Member or any manager, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case regarding deficient accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls or any material inaccuracy in Company’s financial statements. No attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported to the Managing Member or to any manager or officer of Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company, its Subsidiaries or any of their respective officers, directors, managers, employees or agents. There are no significant deficiencies or material weaknesses in the design or operation of Company’s internal controls which could adversely affect Company’s ability to record, process, summarize and report financial data. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Balance Sheet as required by said Statement No. 5. There has been no change in Company accounting policies since Company’s inception, except as described in the Financial Statements.
          (c) Schedule 3.7(c) of the Company Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Company and its Subsidiaries maintain accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.
          (d) Schedule 3.7(d) of the Company Disclosure Letter accurately lists all indebtedness of Company and its Subsidiaries for money borrowed (“Debt”), including, for each item of Debt, the agreement governing the Debt and the interest rate, maturity date and any assets or properties securing such Debt. All Debt may be prepaid at the Closing without penalty under the terms of the Contracts governing such Debt.
     3.8 Intentionally Omitted.
     3.9 Taxes.
          (a) Company and each of its Subsidiaries have timely filed all returns, reports, declarations, claims for refund, estimates and information returns and statements or other documents relating to Taxes, including any schedule or attachment thereto and any amendment thereof (the “Returns”), required to be filed by Company or such Subsidiary under all Applicable Laws and regulations. All such Returns were true, complete and correct in all respects and were prepared in substantial compliance with all Applicable Laws. Company and each of its Subsidiaries have paid all Taxes due and owning (whether or not shown on any Return).
          (b) The unpaid Taxes of Company and its Subsidiaries (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company and its Subsidiaries in filing their Returns. Since the Balance Sheet Date, neither Company nor any of its Subsidiaries has incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice. There are no Encumbrances, except for Permitted Encumbrances, for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company or any of its Subsidiaries. Neither the Company nor any Subsidiary has or will have any Liability for unpaid Taxes for any period or portion of a period ending on or before the Closing Date, except for such Liabilities for Taxes that are included in calculating the Net Working Capital.
          (c) No deficiencies for any Tax have been threatened, claimed, proposed or assessed against Company or any of its Subsidiaries which have not been settled or paid. No Return of Company or any of its Subsidiaries has ever been audited by the Internal Revenue Service or any other Taxing agency or authority, no such audit is in progress and neither Company nor any of its Subsidiaries has been notified of any request for such an audit or other examination. No claim has ever been made by a Governmental Authority in a jurisdiction where Company or any of its Subsidiaries does not file Returns that Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. No adjustment relating to any Returns filed by Company or any of its Subsidiaries has been proposed in writing by any Governmental Authority to Company or any of its Subsidiaries (or any representative thereof). There is not in effect any waiver by Company or any of its Subsidiaries of any statute of limitations with respect to any Taxes or agreement to any extension of time for filing any Return which has not been filed, and Company has not consented to extend to a date later than the Agreement Date the period in which any Tax may be assessed or collected by any Governmental Authority. Company has made available to Acquirer correct and complete copies of all federal and state income tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Company or any of its Subsidiaries.
          (d) Company is not a party to, and does not owe any amount under, any Tax-sharing or allocation agreement. Company has not been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was Company) and has no Liability for the Taxes of any Person (other than Company and its Subsidiaries) as a transferee or successor, by contract or otherwise.
          (e) Company and each of its Subsidiaries have withheld and paid (and until Closing will withhold and pay) all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
          (f) Each of Company and its Subsidiaries has disclosed on its federal income tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. None of Company or any of its Subsidiaries has consummated, has participated in or is currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code or the Regulations. None of Company or any of its Subsidiaries has entered into any reportable transaction as defined in Section 1.6011-4(b) of the Regulations.
          (g) Neither Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
          (h) Neither Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement.
          (i) Company has not made an election to be classified as an association taxable as a corporation for federal income tax purposes.
          (j) Company owns no United States real property interest as defined in Section 897(c) of the Code.
          (k) To Company’s Knowledge, no payment pursuant to any Employee Plans or other arrangement between Company or a Subsidiary and any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder), including, without limitation, the grant, vesting or exercise of any equity option, would subject any Person to a tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the Merger, any other transaction contemplated by this Agreement or otherwise.
          (l) All Company Options have been appropriately authorized by the Committee (as defined in the Company Option Plan), including approval of the option exercise price or the methodology for determining the option exercise price and the substantive option terms. All Company Options (excluding the New Company Options granted to Mark Wachen, Lance Lovett, Scott Simonelli and Andrew Eisner) granted to employees in the United States that are potentially subject to Code Section 409A have a per unit exercise price that reflects the fair market value of the Company Class A Units as determined in good faith compliance with Section 409A of the Code and the regulations issued thereunder on the date that the option was granted. To Company’s Knowledge, as of the date of this Agreement no Company Options have been retroactively granted, or the exercise price of any Company Option determined retroactively.
          (m) No Company Unitholder is a foreign person within the meaning of Section 1445(f)(3) of the Code.
     3.10 Title to Assets and Properties; Condition of Equipment and Property. Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in, all of the assets and properties used in the Company Business or shown on the Balance Sheet, free and clear of any Encumbrance except Permitted Encumbrances,. Such assets and properties are sufficient for the continued operation of the business of Company and its Subsidiaries as presently being conducted in all material respects. All machinery, vehicles, equipment and other tangible personal property owned or leased by Company or any of its Subsidiaries or used in the Company Business are (a) suitable for the uses to which they are currently employed, (b) in generally serviceable operating condition, (c) regularly and properly maintained, and (d) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice. All properties used in the operations of Company or any of its Subsidiaries are reflected on the Balance Sheet to the extent required under GAAP to be so reflected. All leases of real or personal property to which Company or any of its Subsidiaries is a party are fully effective and afford Company or such Subsidiary peaceful and undisturbed leasehold possession of the subject matter of the lease. Schedule 3.10-1 of the Company Disclosure Letter identifies each parcel of real property leased by Company or any Subsidiary. Company has heretofore made available to Acquirer’s counsel true, correct and complete copies of all leases, subleases and other agreements under which Company and/or any Subsidiary uses or occupies or has the right, subject to such leases, subleases and other agreements, to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto. Neither Company nor any of its Subsidiaries owns any real property. Company and its Subsidiaries have adequate rights of ingress and egress into any real property used in the operation of the Company Business. Schedule 3.10-2 of the Company Disclosure Letter sets forth a complete and accurate list of all personal property owned or leased by Company or any of its Subsidiaries with an individual value of $10,000 or greater.
     3.11 Absence of Certain Changes. Since June 30, 2007, Company and each of its Subsidiaries has carried on its business in the ordinary course in accordance with the procedures and practices in effect on June 30, 2007, and since June 30, 2007 there has not been with respect to Company or any of its Subsidiaries:
          (a) any Material Adverse Change;
          (b) any Liability incurred other than in the ordinary course of business, consistent with past practice, or any borrowing of monies in excess of $50,000 in the aggregate;
          (c) any making of any loan, advance or capital contribution to, or investment in, any Person other than travel loans or advances made in the ordinary course of business, consistent with past practice;

          (d) any Contract with respect to any acquisition, sale or transfer of any asset of Company or any of its Subsidiaries (other than the sale or nonexclusive license of Company Products to its customers in the ordinary course of business consistent with past practice) involving obligations (contingent or otherwise) of or payments to it in excess of $20,000 individually or $50,000 in the aggregate;
          (e) any material damage, destruction or loss, whether or not covered by insurance, affecting its assets, properties or business;
          (f) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the Company Units, any Company Unit split, Company Unit dividend or combination or recapitalization of the Company Units or any direct or indirect redemption, purchase or other acquisition by it of Company Units;
          (g) any entry into, amendment of, or relinquishment, termination or nonrenewal by it of any Contract or other right or obligation other than in the ordinary course of business, consistent with past practice, involving obligations (contingent or otherwise) of or payments to it in excess of $20,000 individually or $50,000 in the aggregate;
          (h) any Liability incurred by it to any of its directors, managers, officers or Company Unitholders, other than in the ordinary course of business consistent with past practice;
          (i) any sale, disposition, transfer or license to any Person of any rights to Company IP Rights other than in the ordinary course of business consistent with past practice or any acquisition or license from any Person of any Intellectual Property other than in the ordinary course of business consistent with past practice, or any sale, disposition, transfer or providing of any copy of any Company Source Code to any Person;
          (j) any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or in an amount which is not material, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable;
          (k) any material change in the manner in which it extends discounts, credits or warranties to its customers or otherwise deals with its customers;
          (l) any labor dispute or claim of unfair labor practices;
          (m) any change with respect to its executive officers or management employees (collectively, the “Management Employees”);
          (n) any termination of employment of any of its employees;
          (o) any increase in severance compensation payable, or to become payable, to any of its directors, managers, officers or employees;
          (p) any increase in or modification of 10% or more of any benefits payable, or to become payable, compensation, any bonus, pension, insurance or other employee benefit plan, payment or arrangement (including the granting of options, awards or appreciation rights with respect to its membership units, other than the New Company Options) made to, for or with any of its directors, managers, officers, employees, consultants or independent contractors;

          (q) any modification or change to the right to exercise or convert, or to the exercise or purchase prices of, any Company Units or other securities, or any acceleration or other modification of (i) the vesting of or right to exercise any option, warrant or other right to purchase Company Units or other securities or (ii) the vesting or release of any Company Units or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions;
          (r) any amendment or change to Company’s Articles of Organization or the Company Operating Agreement or other equivalent organizational or governing documents of Company or any Subsidiary; or
          (s) any entry into any Contract by Company or any Subsidiary to do any of the things described in the preceding clauses (a) through (r).
     3.12 Contracts. Except for this Agreement and the Contracts specifically identified in the specific subsections of Schedule 3.12 of the Company Disclosure Letter, neither Company nor any of its Subsidiaries is a party or subject to any of the following (whether oral or in writing):
          (a) any distribution, original equipment manufacturing, reseller, marketing, sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any product, service or technology owned, marketed, licensed or provided by it;
          (b) any Contract for the purchase, sale, license, provision or manufacture of products, materials, supplies, equipment or services, including online marketing, media purchase and optimization Contracts, requiring payment to or from it in an amount in excess of $25,000 per annum which may not be canceled without penalty upon notice of 60 days or less;
          (c) any Contract in which it has granted or received most favored customer pricing provisions, exclusive sales, distribution, marketing, manufacturing or on-line distribution rights, rights of refusal, rights of first negotiation or similar rights or any Contract otherwise limiting the right of Company or any of its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services, with respect to any product, service, technology or Intellectual Property rights that is now or hereafter owned by it, provided to it or provided by it;
          (d) any Contract providing for the development of any software, content (including textual content and visual or graphics content), technology or Intellectual Property rights, independently or jointly, by or for (or for the benefit or use of) it;
          (e) any Contract under which it is a licensor of Intellectual Property rights or a provider of services or under which it is a licensee of Intellectual Property rights of any other Person or any Contract under which it agrees to encumber, not assert, transfer or sell rights in or with respect to any Intellectual Property or to provide source code to any third party;
          (f) any Contract to license or authorize any third party to manufacture or reproduce any of its products, services, technology or Intellectual Property;
          (g) any joint venture or partnership Contract, any Contract relating to a limited liability company or any other Contract which has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses by it with any other party;

          (h) any Contract for or relating to the employment or hiring for services of any of its directors, managers, officers, employees, consultants or independent contractors or any other type of Contract with any of its directors, managers, officers, employees, consultants or independent contractors requiring annual payments by it of $100,000 or more which is not terminable by it upon notice of 30 days or less without cost or other Liability to it, including any Contract requiring it to make a payment to any director, officer, employee, consultant or independent contractor on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;
          (i) any Contract or trust deed encumbering any of its assets or properties, any promissory note, any credit line, credit facility, loan agreement or other Contract for the borrowing of money pursuant to which it may borrow or loan funds, any security agreement encumbering any of its assets or properties, any security agreement encumbering any asset or property of a third party for its benefit, any guarantee by it of any obligation or indebtedness of another party or any guarantee of any of its obligations or indebtedness, and any Contract for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board, in all instances excluding use of credit cards by Company employees in the ordinary course with respect to the business or affairs of Company;
          (j) any Contract containing indemnification, warranty or similar provisions with respect to products or services or any Contract containing any support, maintenance or service obligation or cost on the part of Company or any of its Subsidiaries (other than under its unmodified forms of standard customer or distributor agreement, the forms of which have been made available to Acquirer’s counsel);
          (k) any Contract under which it is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $20,000 per annum, and any Contract for the sale, purchase or disposition of any real property;
          (l) any Contract for the sale, licensing or leasing by or to it of any assets, properties, products, services or rights having a value in excess of $25,000 per annum or which is otherwise material to the Company Business;
          (m) any Company IP Rights Agreement (as defined in Section 3.14(g)) that (i) involves or involved a payment to or from it of $20,000 or more per annum, (ii) grants any exclusive rights, including any exclusivity with respect to any product, service, market, industry, field of use or geographic territory, (iii) requires the ongoing payment of any royalties or periodic fees or payments by it, or (iv) is material to the Company Business, its Intellectual Property rights or technology or any of its current or proposed products or services;
          (n) any application hosting, application management, application usage, website hosting, website linking, consent or data sharing, data feed, information exchange, advertising, fee sharing, lead or customer referral, commerce, co-branding, framing, service, order or transaction processing or similar Contract relating to any aspect or element of any of the Company Websites (as defined in Section 3.15(a)) or any other website or use of the public internet, or the extranet or intranet of any Person;
          (o) any Contract or plan (including any Company Unit option, Company Unit purchase and/or Company Unit bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Company Units or any other securities of Company or any of its Subsidiaries or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any Company Units, other securities or options, warrants or other rights therefor, except for those Contracts disclosed on Schedule 3.4(b)-1 or Schedule 3.4(c) of the Company Disclosure Letter;

          (p) any Contract under which it provides any services to any third party, including any consulting Contract, professional Contract or software implementation, deployment or development services Contract;
          (q) any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;
          (r) any Contract pursuant to which it has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;
          (s) any other Contract to which it is a party or by which it or any of its assets or properties are bound (i) that is material to the Company Business or to its operations, assets, properties, operating results or financial condition or (ii) that involves a future financial commitment by it in excess of $50,000 per annum; or
          (t) any Contract between Company and any Governmental Authority or any Governmental Permit (as defined in Section 3.16).
          All Contracts required by subsections (a) through (u) of this Section 3.12 to be listed on Schedule 3.12 of the Company Disclosure Letter (collectively, “Material Agreements”) are valid and in full force and effect. A true and complete copy of each Material Agreement and all amendments and schedules thereto has been delivered to Acquirer’s counsel. No statement of work or contract order will be deemed to be disclosed on Schedule 3.12 of the Company Disclosure Letter unless such statement of work or contract order, as applicable, is specifically listed and identified by number on Schedule 3.12 of the Company Disclosure Letter.
     3.13 No Default; No Restrictions.
          (a) Company and its Subsidiaries are not, nor to Company’s Knowledge is any other party, in material breach or default under any Material Agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (i) result in a violation or breach by Company of any provision of any Material Agreement or (ii) to Company’s Knowledge, give any third party (A) the right to declare a default or exercise any remedy under any Material Agreement, (B) the right to a material rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Agreement, (C) the right to accelerate the maturity or performance of any obligation of Company or any of its Subsidiaries under any Material Agreement, or (D) the right to cancel, terminate or modify any Material Agreement. Neither Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Agreement. Neither Company nor any of its Subsidiaries has any material Liability for renegotiation of government Contracts or subcontracts.
          (b) Neither Company nor any of its Subsidiaries is a party to, and no asset or property of Company or any of its Subsidiaries is bound or affected by, any judgment, injunction, order, decree or Contract that restricts or prohibits, or purports to restrict or prohibit, Company or any of its Subsidiaries or, following the Effective Time, the Surviving Company, from freely engaging in the Company Business or from competing anywhere in the world (including any judgments, injunctions, orders, decrees or Contracts restricting the geographic area in which Company or any of its Subsidiaries may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that Company or any of its Subsidiaries may address in operating the Company

Business or restricting the prices which Company or any of its Subsidiaries may charge for their respective products, technology or services) or that includes any grants by Company or any of its Subsidiaries of exclusive rights or licenses.
     3.14 Intellectual Property.
          (a) Company and its Subsidiaries (i) own and have independently developed or acquired all Company Owned IP Rights and (ii) have the valid right or license to Company In-Licensed IP Rights.
          (b) Neither Company nor any of its Subsidiaries has transferred ownership of any Intellectual Property that is or was Company-Owned IP Rights, to any third party, or knowingly permitted Company’s rights in any material copyrighted work that is or was Company-Owned IP Rights to enter the public domain or, with respect to any Intellectual Property for which Company or its Subsidiaries has submitted an application or obtained a registration, to lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term).
          (c) Company and its Subsidiaries own and have good and exclusive title to each item of Company-Owned IP Rights free and clear of any Encumbrances (other than non-exclusive object code licenses of software by Company or any of its Subsidiaries in the ordinary course of its business consistent with past practice on its standard unmodified form of customer agreement (a true, correct and complete copy of which has been made available to Acquirer’s counsel) (“Standard Form Agreements”)). The right, license and interest of Company or any of its Subsidiaries of Company in and to all third-party Intellectual Property rights licensed by Company or any of its Subsidiaries from a third party are free and clear of all Encumbrances (excluding restrictions contained in the applicable license agreements with such third parties and Standard Form Agreements).
          (d) Neither the execution and delivery or effectiveness of this Agreement nor the performance of Company’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company-Owned IP Right or impair the right of Company or any of its Subsidiaries to use, possess, sell or license any Company-Owned IP Right or portion thereof. Schedule 3.14(d) of the Company Disclosure Letter lists all Company Products by name and version number.
          (e) Schedule 3.14(e) of the Company Disclosure Letter lists all Company Registered Intellectual Property, including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed or in which any other filing or recordation has been made. Schedule 3.14(e) of the Company Disclosure Letter sets forth a list of all actions that are required to be taken by Company or any of its Subsidiaries within 120 days of the Agreement Date with respect to any of the Company Registered Intellectual Property in order to avoid prejudice to, or impairment or abandonment of, such Company Registered Intellectual Property. Each item of Company Registered Intellectual Property is valid and subsisting or, in the case of applications, applied for.
          (f) Schedule 3.14(f) of the Company Disclosure Letter lists (i) all Contracts as to which Company or any of its Subsidiaries is a party and pursuant to which any Person is authorized to use any Company Owned IP Rights and Company IP Rights that are licensed by the Company from any third parties (“Company In-Licensed IP Rights”) and (ii) other than “shrink wrap” and similar generally available commercial end-user licenses to software that is not incorporated into, integrated or bundled with, or used by Company or any of its Subsidiaries in the development, manufacture, compilation or provision of any of the Company Products that have an acquisition cost of $5,000 or less, all Contracts to which Company or any of its Subsidiaries is a party and pursuant to which Company or any of its Subsidiaries acquired or is authorized to use any third-party Intellectual Property rights.
          (g) Neither Company nor any of its Subsidiaries is or will be, as a result of the execution and delivery or effectiveness of this Agreement or the performance of Company’s obligations under this Agreement, in breach of any Contract governing any Company Owned IP Rights or Company In-Licensed IP Rights (the “Company IP Rights Agreements”) and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Company IP Rights Agreements, or give any non-Company party to any Company IP Rights Agreement the right to do any of the foregoing. There are no royalties, honoraria, fees or other payments payable by Company or any of its Subsidiaries to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product and fees payable with respect to prosecution or maintenance of any Company Registered Intellectual Property) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company-Owned IP Rights by Company or any of its Subsidiaries.
          (h) To Company’s Knowledge, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights by any third party, including any employee or former employee of Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries has brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any Company IP Rights Agreement.
          (i) Neither Company nor any of its Subsidiaries has been sued in any suit, action or proceeding (or received any written or, to Company’s Knowledge, oral notice which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or which contests the validity, ownership or right of Company or any of its Subsidiaries to exercise any Intellectual Property right. Neither Company nor any of its Subsidiaries has received any written communication that involves an offer to license or grant any other rights or immunities under any third-party Intellectual Property right.
          (j) The operation of the Company Business by Company or any of its Subsidiaries, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (ii) the use by Company or any of its Subsidiaries of any product, device or process used in the Company Business, does not infringe or misappropriate and has not infringed or misappropriated the Intellectual Property of any third party and does not constitute unfair competition or unfair trade practices in and under the laws of any jurisdiction, and there is no substantial basis for a claim that the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product or the operation of the business of Company and its Subsidiaries is infringing or has infringed on or misappropriated any Intellectual Property of a third party.
          (k) None of the Company-Owned IP Rights, the Company Products, Company or any of its Subsidiaries is subject to any proceeding or outstanding order, Contract or stipulation (i) restricting in any manner the use, transfer, licensing or provision by Company or any of its Subsidiaries of any Company-Owned IP Right or any Company Product, or which may affect the validity, use or enforceability of any such Company-Owned IP Right or Company Product, or (ii) restricting the conduct of the business of Company or any of its Subsidiaries in order to accommodate third party Intellectual Property rights.
          (l) Neither Company nor any of its Subsidiaries has received any written opinion of counsel regarding any Third Party Intellectual Property Rights.

          (m) Company and each of its Subsidiaries has secured, from all of its consultants, employees and independent contractors who independently or jointly contributed, to the conception, reduction to practice, creation or development of any Company-Owned IP Rights, unencumbered and unrestricted exclusive ownership of all of such third party’s Intellectual Property in such contribution that Company or any of its Subsidiaries does not already own by operation of law, and no current or former consultant, employee or independent contractor of Company or any of its Subsidiaries has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights. Without limiting the foregoing, Company and each of its Subsidiaries has obtained proprietary information and invention disclosure and assignment agreements from all current and former consultants, employees and independent contractors of Company and each of its Subsidiaries.
          (n) To Company’s Knowledge, no current or former employee, consultant or independent contractor of Company or any of its Subsidiaries: (i) is in violation of any term or covenant of any Contract to which Company is a party relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Company or any of its Subsidiaries or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Company or any of its Subsidiaries that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.
          (o) The employment of any employee of Company or any of its Subsidiaries or the use by Company or any of its Subsidiaries of the services of any consultant or independent contractor does not subject Company or any of its Subsidiaries to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for Company or any of its Subsidiaries, whether such Liability is based on contractual or other legal obligations to such third party.
          (p) Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all material confidential or non-public information included in the Company IP Rights (“Confidential Information”). All use, disclosure or appropriation of Confidential Information owned by Company or any of its Subsidiaries by or to a third party has been pursuant to the terms of a written agreement or other legal binding arrangement between Company or a Subsidiary of Company and such third party. All use, disclosure or appropriation by Company and its Subsidiaries of Confidential Information not owned by Company or any of its Subsidiaries has been pursuant to the terms of a written agreement between Company or such Subsidiary and the owner of such Confidential Information, or is otherwise lawful. All current and former employees and consultants of Company and its Subsidiaries having access to Confidential Information have executed and delivered to Company an agreement regarding the protection of such Confidential Information.
          (q) Schedule 3.14(q) of the Company Disclosure Letter lists all software or other material that is distributed as “free software”, “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by Company or any of its Subsidiaries in any way. Company is in compliance with the terms and conditions of all licenses for the Open Source Materials.
          (r) Neither Company nor any of its Subsidiaries has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Owned IP Rights or Company

Products, (ii) distributed Open Source Materials in conjunction with any Company Owned IP Rights or Company Products, or (iii) used Open Source Materials in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create, obligations for Company or any such Subsidiary with respect to any Company Owned IP Rights or grants, or purports to grant, to any third party, any rights or immunities under any Company Owned IP Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).
          (s) All products sold, licensed, leased or delivered by Company or any of its Subsidiaries to customers and all services provided by or through Company or any of its Subsidiaries to customers on or prior to the Closing Date (i) conform to applicable contractual commitments and any legally binding representations provided to customers and (ii) conform in all material respects to applicable packaging, advertising and marketing materials provided by Company or any of its Subsidiaries and product or service specifications or documentation. Neither Company nor any of its Subsidiaries has any Liability (and, to the Knowledge of Company and its Subsidiaries, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Company or any of its Subsidiaries giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Balance Sheet.
          (t) Company has made available to Acquirer all documentation and notes relating to the testing of all Company Products. Company has documented all material bugs, errors and defects in all Company Products, and such documentation is retained and is available internally at Company.
          (u) For all software used by Company and its Subsidiaries in providing services, or in developing, making available or providing any of the Company Products, Company or a Subsidiary of Company has implemented any and all security patches or upgrades that are generally available for that software, and Company and its Subsidiaries have current, valid, timely paid Contracts for the provision of support, maintenance, updates, upgrades, enhancements and bug fixes to Company and its Subsidiaries for such software.
          (v) No (i) government funding; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Person (other than funds received in consideration for Company Units) was used in the development of the Company-Owned IP Rights. To the Knowledge of Company, no current or former employee, consultant or independent contractor of Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company or any of its Subsidiaries.
          (w) Neither Company nor any of its Subsidiaries nor any other Person then acting on their behalf, has disclosed, delivered or licensed to any Person, agreed in writing to disclose, deliver or license to any Person or permitted the disclosure or delivery to any other Person of, any Company Source Code. No event has occurred that (with or without notice or lapse of time, or both) will, or is expected by the Company to, result in the disclosure, delivery or license by Company or any of its Subsidiaries or any Person then acting on their behalf to any Person of any Company Source Code. Schedule 3.14(w) of the Company Disclosure Letter identifies each Contract pursuant to which Company or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow holder or any other Person any of the Company Source Code.

          (x) Neither Company nor any Subsidiary is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate any of Company or any Subsidiary to grant or offer to any other Person any license or right to any Company-Owned IP Rights.
          (y) Company and each Subsidiary has complied with all Applicable Laws and their respective internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by Company or any Subsidiary or by third parties having authorized access to the records of Company or any Subsidiary. Neither Company nor any Subsidiary has received a complaint regarding Company’s collection, use or disclosure of personally identifiable information.
          (z) Neither Company nor any Subsidiary has experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including personally identifiable information in Company’s possession, custody or control.
     3.15 Privacy. Neither Company nor any of its Subsidiaries has collected any personally identifiable information from any third parties except as described on Schedule 3.15 of the Company Disclosure Letter. Company and its Subsidiaries have complied with all Applicable Laws and their respective internal privacy policies relating to (a) the privacy of users of their products and services and all Internet websites owned, maintained or operated by Company or any of its Subsidiaries (the “Company Websites”) and (b) the collection, storage and transfer of any personally identifiable information collected by Company, any of its Subsidiaries or by third parties having authorized access to the records of Company or any of its Subsidiaries. The execution, delivery and performance of this Agreement and the Company Ancillary Agreements comply with all Applicable Laws relating to privacy and with Company’s and its Subsidiaries’ privacy policies. Copies of all current and prior privacy policies of Company and its Subsidiaries, including the privacy policies included in the Company Websites, are attached as Schedule 3.15 of the Company Disclosure Letter. Each of the Company Websites and all materials distributed or marketed by Company or any of its Subsidiaries have at all times made all disclosures to users or customers required by Applicable Laws, and none of such disclosures made or contained in any Company Website or in any such materials have been inaccurate, misleading or deceptive or in violation of any Applicable Law.
     3.16 Compliance with Laws. Company and each of its Subsidiaries have complied in all material respects and will be as of the Closing Date in material compliance with all Applicable Laws. Company and each of its Subsidiaries have received all permits and approvals from, and have made all material filings with, third parties, including Governmental Authorities, that are necessary to the conduct of the business of Company and its Subsidiaries as presently being conducted in all material respects (“Governmental Permits”), and there exists no current default under or violation of any such Governmental Permit. None of the Governmental Permits will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.
     3.17 Certain Transactions and Agreements. No Person who is Company’s Managing Member or an officer of Company or any of its Subsidiaries, or, to Company’s Knowledge, a member of any such officer’s immediate family, (a) has had any direct or indirect ownership, participation, royalty or other interest in, or any employment or consulting agreement with, any firm, partnership, entity or corporation that competes or does business with Company, Acquirer or any of their respective Subsidiaries (except with respect to any interest of less than 1% of the outstanding voting shares of any corporation whose stock is publicly traded), (b) is directly or indirectly interested in any Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their respective assets or properties are bound, except for compensation for services as a director, officer or employee of Company or any of its Subsidiaries as listed on Schedule 3.17 of the Company Disclosure Letter, (c) has any interest in any property, real or personal, tangible or intangible, used in the Company Business, except for the normal rights of a stockholder, or (d) has either directly or indirectly, a material interest in any Person which purchases from or sells, licenses or furnishes to Company or any of its Subsidiaries any goods, property, technology or intellectual or other property rights or services.
     3.18 Employee Benefit Plans and Employee Matters.
          (a) Schedule 3.18(a) of the Company Disclosure Letter lists, with respect to Company, any Subsidiary and any ERISA Affiliates, all Employee Plans.
          (b) Company has made available to Acquirer’s counsel a true, correct and complete copy of each of the Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Employee Plan which is subject to ERISA reporting requirements, delivered to Acquirer’s counsel true, correct and complete copies of the Form 5500 reports filed for the last three (3) plan years. Any Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Company has also delivered to Acquirer a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Employee Plan. To Company’s Knowledge, all individuals who, pursuant to the terms of any Employee Plan, are entitled to participate in any Employee Plan, are currently participating in such Employee Plan or have been offered an opportunity to do so. Neither Company nor any Subsidiary sponsors or maintains any self-funded employee benefit plan.
          (c) None of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law. To Company’s Knowledge, there has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Employee Plan. Each Employee Plan has been administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code). Neither Company nor any Subsidiary or ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Employee Plans. All contributions required to be made by Company, any Subsidiary or any ERISA Affiliate to any Employee Plan have been made on or before their due dates (including any valid extension). To Company’s Knowledge, each Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Acquirer, the Surviving Company and/or any Subsidiary (other than ordinary administrative expenses typically incurred in a termination event). To Company’s Knowledge, no suit, administrative proceeding, action or other litigation has been brought, or is threatened, against or with respect to any such Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.

          (d) With respect to each Employee Plan, each of Company and each United States Subsidiary has complied in all material respects with (i) the applicable health care continuation and notice provisions of COBRA and the regulations thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, (iii) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations thereunder, and (iv) the Age Discrimination in Employment Act of 1967.
          (e) There has been no amendment to, written interpretation or announcement (whether or not written) by Company, any Subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Employee Plan which would materially increase the expense of maintaining such Employee Plan above the level of expense incurred with respect to such Employee Plan for the most recent fiscal year included in the Financial Statements. No Employee Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.
          (f) Neither Company nor any Subsidiary or current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
          (g) Neither Company nor any Subsidiary or ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.
          (h) Each International Plan is listed in Schedule 3.18(h) of the Company Disclosure Letter. As regards each International Plan, (i) such International Plan is in material compliance with the provisions of the Legal Requirements of each jurisdiction in which such International Plan is maintained, to the extent those Legal Requirements are applicable to such International Plan, (ii) all contributions to, and material payments from, such International Plan which may have been required to be made in accordance with the terms of such International Plan, and, when applicable, the Legal Requirements of the jurisdiction in which such International Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such International Plan, and all payments under such International Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Balance Sheet, (iii) Company, each Subsidiary, and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements, and such International Plan has obtained from the Governmental Entity having jurisdiction with respect to such International Plan any required determinations, if any, that such International Plan is in compliance with the Legal Requirements of the relevant jurisdiction if such determinations are required in order to give effect to such International Plan, (iv) such International Plan has been administered in all material respects at all times in accordance with its terms and applicable Legal Requirements, (v) to the Knowledge of Company, there are no pending investigations by any governmental body involving such International Plan, and no pending claims (except for claims for benefits payable in the normal operation of such International Plan), suits or proceedings against such International Plan or asserting any rights or claims to benefits under such International Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any Liability with respect to such International Plan, and (vii) except as required by applicable Legal Requirements, no condition exists that would prevent Company or any of its Subsidiaries from terminating or amending any International Plan at any time for any reason in accordance with the terms of each such International Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Balance Sheet and any normal and reasonable expenses typically incurred in a termination event). No International Plan has unfunded Liabilities that will not be offset by insurance or that are not fully accrued on the financial statements of Company.
          (i) Schedule 3.18(i) of the Company Disclosure Letter lists as of the Agreement Date each employee of Company or any Subsidiary who is not fully available to perform work because of disability or other leave.
          (j) None of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will, individually or together with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by Company or any Subsidiary, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by Company or any Subsidiary to any Person.
          (k) Each of Company and each Subsidiary is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. To Company’s Knowledge, Administaff has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. Company and each Subsidiary has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. Neither Company nor any Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against Company and/or any Subsidiary under any workers compensation plan or policy or for long term disability. Neither Company nor any Subsidiary has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the Knowledge of Company, threatened, between Company or any Subsidiary and any of their respective employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.
          (l) Schedule 3.18(l) of the Company Disclosure Letter sets forth a true, correct and complete list as of the Agreement Date of all severance Contracts and employment Contracts to which Company and/or any Subsidiary is a party or by which Company and/or any Subsidiary is bound. Neither Company nor any of its Subsidiaries has any obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which Company has established a reserve for such amount on the Balance Sheet and (ii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on Schedule 3.18(l) of the Company Disclosure Letter. Neither Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by Company or any Subsidiary and neither Company nor any Subsidiary has any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by Company or any Subsidiary. Neither Company nor any Subsidiary has Knowledge of any activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against Company or any Subsidiary pending or, to the Knowledge of Company, threatened which may interfere with the respective business activities of Company or any Subsidiary. Neither Company nor any Subsidiary, nor to the Knowledge of Company and each Subsidiary, any of their respective representatives or employees, has committed any unfair labor practice in connection with the operation of the respective businesses of Company or any Subsidiary, and there is no charge or complaint against Company or any Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or to the Knowledge of Company, threatened.
          (m) To Company and each Subsidiary’s Knowledge, no employee of Company or any Subsidiary is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Company or any Subsidiary because of the nature of the business conducted or presently proposed to be conducted by Company or any Subsidiary or to the use of trade secrets or proprietary information of others. No employee of Company or any Subsidiary has given notice to Company or any Subsidiary, nor does Company or any Subsidiary otherwise have Knowledge, that any such employee intends to terminate his or her employment with Company or any Subsidiary. No employee of Company or any Subsidiary has been involuntarily terminated in the last 12 month period prior to the Agreement Date. The employment of each of the employees of Company or any Subsidiary is “at will” (except for non-U.S. employees of Company or any Subsidiary located in a jurisdiction that does not recognize the “at will” employment concept) and Company and each Subsidiary does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees. As of the Agreement Date, Company and each Subsidiary has not, and to the Knowledge of Company or any Subsidiary, no other Person has, (i) entered into any Contract that obligates or purports to obligate Acquirer to make an offer of employment to any present or former employee or consultant of Company or any Subsidiary and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of Company or any Subsidiary of any terms or conditions of employment with Acquirer following the Effective Time.
          (n) Each of Company and each Subsidiary has made available to Acquirer a true, correct and complete list of the names, positions and rates of compensation of all officers, directors, and employees of Company and each Subsidiary, showing each such person’s name, position, annual remuneration, status as exempt/non-exempt and bonuses for the current fiscal year and the most recently completed fiscal year. Each of Company and each Subsidiary made available to Acquirer the additional following information for each of its international employees: city/country of employment, citizenship, date of hire, manager’s name and work location and date of birth.
          (o) Each of Company and each Subsidiary has made available to Acquirer a true, correct and complete list of all of its consultants, advisory board members and independent contractors and for each the initial date of the engagement and whether the engagement has been terminated by written notice by either party.
          (p) Each of Company and each Subsidiary made available to Acquirer’s counsel true, correct and complete copies of each of the following: all forms of offer letters; all forms of employment agreements and severance agreements; all forms of services agreements and agreements with current and former consultants and/or advisory board members; all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and Company or any Subsidiary (and a true, correct and complete list of employees, consultants and/or others not subject thereto); all agreements and/or insurance policies providing for the indemnification of any officers or directors of Company or any Subsidiary; summary of Liability for termination payments to current and former directors, managers, officers and employees of Company or any Subsidiary; and a schedule of bonus commitments made to employees of Company or any Subsidiary.
          (q) There are no performance improvement or disciplinary actions contemplated or pending against any of Company’s or any Subsidiary’s current employees.
          (r) Company and each Subsidiary is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. In the past two years, (i) Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Company; and (iii) Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the Agreement Date.
          (s) Company made available to Acquirer true and complete copies of all election statements under Section 83(b) of the Code that are in Company’s possession or subject to its control with respect to any unvested securities or other property issued by Company, any Subsidiary or any ERISA Affiliate to any of their respective employees, non-employee directors, consultants and other service providers.
     3.19 Books and Records. The books, records and accounts of Company and its Subsidiaries (a) are true, correct and complete in all material respects, (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of Company and such Subsidiaries, and (c) accurately and fairly reflect the basis for the Financial Statements.
     3.20 Insurance. Each policy of insurance and bond (the “Insurance Policies”) now held by Company and each of its Subsidiaries is set forth on Schedule 3.20 of the Company Disclosure Letter, together with the name of the insurer, the type of policy or bond, the coverage amount and any applicable deductible. All premiums due and payable under all such Insurance Policies have been timely paid. Company and each of its Subsidiaries are in compliance with the terms of its Insurance Policies, and all such Insurance Policies are in full force and effect. Neither Company nor any of its Subsidiaries has any Knowledge of any threatened termination of, or material premium increase with respect to, any of its Insurance Policies. There is no claim pending under any such Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policy.
     3.21 Environmental, Health and Safety Matters. (i) To Company’s Knowledge, no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials and wastes of Company or any of its Subsidiaries have been disposed of in accordance with all Environmental and Safety Laws; (iii) neither Company nor any of its Subsidiaries has received any notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or to Company’s Knowledge, threatened relating to an actual or alleged violation of any Environmental and Safety Laws by Company or any of its Subsidiaries; (v) to Company’s Knowledge, neither Company nor any of its Subsidiaries is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date; (vi) to Company’s Knowledge, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any of the Facilities or any

Property; (vii) to Company’s Knowledge, there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under any Property, including treatment or storage tanks, sumps, or water, gas or oil wells; (viii) to Company’s Knowledge, there are no polychlorinated biphenyls deposited, stored, disposed of or located on any Property or in any of the Facilities or any equipment on the Property; (ix) to Company’s Knowledge, there is no formaldehyde on any Property or in any of the Facilities, nor is any insulating material containing urea formaldehyde in any of the Facilities; (x) Company’s and each of its Subsidiary’s uses and activities pertaining to the Facilities have at all times materially complied with all Environmental and Safety Laws; and (xi) each of Company and each of its Subsidiaries has all the permits and licenses required to be issued under federal, state, local or foreign laws regarding Environmental and Safety Laws and are in material compliance with the terms and conditions of those permits and licenses.
     3.22 Customers and Suppliers.
          (a) Neither Company nor any of its Subsidiaries has any outstanding material dispute concerning its goods and/or services with any customer who, in the year ended December 31, 2006 or the eight (8) months ended August 31, 2007, was one of the ten largest sources of revenue for Company, based on amounts paid or payable (each, a “Significant Customer”). Each Significant Customer is listed on Schedule 3.22(a) of the Company Disclosure Letter. Neither Company nor any of its Subsidiaries has received any oral or written notice from any Significant Customer that such customer will not continue as a customer of Company or such Subsidiary of Company (or the Surviving Company) after the Closing or that any such customer intends to terminate or materially modify existing Contracts with Company or such Subsidiary of Company (or the Surviving Company) or reduce the amount paid to Company or such Subsidiary of Company (or the Surviving Company) for products and services.
          (b) Neither Company nor any of its Subsidiaries has any outstanding material dispute concerning goods and/or services provided by any supplier who, in the year ended December 31, 2006 or the eight (8) months ended August 31, 2007, was one of the ten largest suppliers of goods and/or services to Company, based on amounts paid or payable (each, a “Significant Supplier”). Each Significant Supplier is listed on Schedule 3.22(b) of the Company Disclosure Letter. Neither Company nor any of its Subsidiaries has received any oral or written notice from any Significant Supplier that such supplier will not continue as a supplier of Company or such Subsidiary of Company (or the Surviving Company) after the Closing or that any such supplier intends to terminate or materially modify existing Contracts with Company or such Subsidiary of Company (or the Surviving Company). Neither Company nor any of its Subsidiaries has received any notice of termination or interruption of any existing Contracts with any Significant Supplier.
     3.23 Export Control Laws. Each of Company and each of its Subsidiaries has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing: (a) each of Company and each of its Subsidiaries has obtained all material export licenses and other approvals required for its exports of products, software and technologies from the United States; (b) each of Company and each of its Subsidiaries is in material compliance with the terms of all applicable export licenses or other approvals; (c) there are no pending or, to Company’s Knowledge, threatened claims against Company or any of its Subsidiaries with respect to such export licenses or other approvals; (d) there are no actions, conditions or circumstances pertaining to export transactions of Company or any of its Subsidiaries that would reasonably be expected to give rise to any future claims; and (e) no consents or approvals for the transfer of export licenses to Acquirer are required, except for such consents and approvals that can be obtained expeditiously without material cost.

     3.24 Accounts Receivable. The accounts receivable shown on the Balance Sheet arose in the ordinary course of business, consistent with past practice, represented bona fide claims against debtors for sales and other charges. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with Company’s and its Subsidiaries’ past practices and to the knowledge of the Company are sufficient to provide for any losses which may be sustained on realization of the receivables. The accounts receivable of Company and its Subsidiaries arising after the Balance Sheet Date and before the Closing Date arose or shall arise in the ordinary course of business, consistent with past practices, represented or shall represent bona fide claims against debtors for sales and other charges. None of the accounts receivable of Company or any of its Subsidiaries is subject to any claim of offset, recoupment, setoff or counterclaim, and Company has no Knowledge of any specific facts or circumstances (whether asserted or unasserted) that could reasonably be expected to give rise to any such claim. No material amount of accounts receivable is contingent upon the performance by Company or any of its Subsidiaries of any obligation or Contract other than normal warranty repair and replacement. No Person has any Encumbrance, other than Permitted Encumbrances, on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable. Schedule 3.24 of the Company Disclosure Letter sets forth an aging of Company’s accounts receivable within three (3) days prior to the Agreement Date in the aggregate and by customer and indicates the amounts of allowances for doubtful accounts and warranty returns and the amounts of accounts receivable which are subject to asserted warranty claims.
     3.25 Restrictions on Business Activities. There is no Contract, order, writ, injunction, award, judgment, decree or determination binding upon Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any current or proposed business practice of Company or such Subsidiary, any acquisition of property by Company or such Subsidiary or the conduct of the Company Business.
     3.26 Certain Payments. Since inception, neither Company nor any of its Subsidiaries, nor, to Company’s Knowledge, any director, manager, officer, Affiliate or employee thereof, has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (a) governmental official or employee, (b) political party or candidate thereof, or (c) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.
     3.27 Corporate Documents. Except as set forth on Schedule 3.27 of the Company Disclosure Letter, Company has made available to Acquirer’s counsel complete and correct copies of all documents identified on the Company Disclosure Letter and each of the following: (a) copies of Company’s Articles of Organization and the Company Operating Agreement or similar charter documents of Company and each of its Subsidiaries, each as currently in effect; (b) copies of the minute books containing records of all proceedings, consents, actions and meetings of the Company Unitholders and the Board of Directors or other governing body, and shareholders or members, of each of Company’s Subsidiaries; (c) copies of the Company Unit ledger, journal and other records reflecting all Company Unit issuances and transfers and all Company Option grants and agreements of Company and each of its Subsidiaries; and (d) all permits, orders and consents issued by any regulatory agency with respect to Company and each of its Subsidiaries, or any securities of Company and each of its Subsidiaries, and all applications for such permits, orders and consents.
     3.28 No Brokers. Except for fees payable to Piper Jaffray as set forth in the engagement letter between Company and Piper Jaffray dated February 28, 2007, a correct and complete version of which has been made available by Company to Acquirer, neither Company nor any Affiliate of Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Acquirer will not incur any Liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement, the Merger or any act or omission of Company, any of its Affiliates or any of their respective directors, managers, officers, employees, unitholders or agents.
     3.29 No Rights of Dissenters. No Company Unitholder has any rights to dissent from the Merger under Section 1002(e) of the New York Law.
     3.30 Takeover Statutes. Company and the Managing Member and the Company Unitholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the governing documents of Company or its Subsidiaries, will not be applicable to any of Company, its Subsidiaries, Acquirer or the Surviving Company or to the execution, delivery or performance of the transactions contemplated by this Agreement or any Company Ancillary Agreement, including the consummation of the Merger or any of the other transactions contemplated hereby or thereby.
     3.31 Disclosure. None of the representations or warranties made by Company in this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading. There is no fact not disclosed to Acquirer in this Agreement and the Company Disclosure Letter and of which Company is aware which is reasonably likely to have a Material Adverse Effect on Company.
ARTICLE 4
Representations and Warranties of Acquirer and Sub
     Acquirer and Sub represent and warrant to Company that each of the representations, warranties and statements contained in the following Sections of this Article 4 is true and correct.
     4.1 Organization and Good Standing. Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently being conducted and as proposed to be conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently being conducted.
     4.2 Power, Authorization and Validity.
          (a) Acquirer has the corporate power and authority to enter into and perform its obligations under this Agreement and all Acquirer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Acquirer Ancillary Agreements, and the Merger, have been duly and validly approved and authorized by Acquirer, and this Agreement has been duly executed and delivered by Acquirer. Sub has the corporate power and authority to enter into and perform its obligations under this Agreement and all Sub Ancillary Agreements. The execution, delivery and performance of this Agreement and the Sub Ancillary Agreements, and the Merger, have been duly and validly approved and authorized by Sub, and this Agreement has been duly executed and delivered by Sub.

          (b) No filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable Acquirer and Sub to enter into, and to perform their respective obligations under, this Agreement, the Acquirer Ancillary Agreements or the Sub Ancillary Agreements, except for: (i) the filing of the Certificate of Merger with the Delaware Secretary of State; (ii) the filing by Acquirer with the SEC of such reports and information under the Exchange Act, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) upon its eligibility to do so, the filing by Acquirer with the SEC of the Form S-8 registration statement to be filed by Acquirer pursuant to this Agreement; and (iv) such other filings, authorizations, consents, approvals, permits, orders, registrations and declarations, if any, that if not made or obtained by Acquirer or Sub would not be material to Acquirer’s or Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Acquirer Ancillary Agreements and the Sub Ancillary Agreements.
          (c) This Agreement and the Acquirer Ancillary Agreements are, or when executed by Acquirer will be, valid and binding obligations of Acquirer enforceable against Acquirer in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. This Agreement and the Sub Ancillary Agreements are, or when executed by Sub will be, valid and binding obligations of Sub enforceable against Sub in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
     4.3 No Conflicts. Neither the execution and delivery of this Agreement, the Acquirer Ancillary Agreements or the Sub Ancillary Agreements, nor the consummation of any of the transactions contemplated herein or therein, will (a) conflict with, result in any violation or default under (with or without notice or lapse of time, or both), give rise to a right of termination, cancellation or acceleration or any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to (i) any provision of the Certificate of Incorporation or Bylaws or other organizational documents of Acquirer and Sub, each as currently in effect, (ii) any Applicable Law, or (iii) any Contract to which Acquirer or Sub is a party or by which Acquirer or Sub or any of their respective assets or properties are bound or affected, except, in the case of clauses (ii) and (iii), as would not be material to Acquirer or Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.
     4.4 Acquirer Options. Subject to the truth and accuracy of Company’s representations and warranties in Section 3.4(b)-1 regarding compliance with Rule 701 promulgated under the Securities Act, all shares of Acquirer Common Stock that may be issued upon the exercise of Company Options assumed by Acquirer hereunder will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Acquirer or any Contract to which Acquirer is a party or by which it is bound.
     4.5 Financing. Acquirer has, or has available to it, sufficient funds to consummate the transactions contemplated by this Agreement.
     4.6 No Prior Sub Operations. Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

     4.7 Disclosure. None of the representations or warranties made by Acquirer in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein, in light of the circumstances under which such statements were made, not misleading.
ARTICLE 5
Covenants of Company
     During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article 10, Company covenants and agrees with Acquirer and Sub as follows:
     5.1 Advice of Changes. Company will promptly advise Acquirer in writing of (a) any event occurring after the Agreement Date that would render any representation or warranty of Company contained in this Agreement to be untrue or inaccurate, in either case if made on or as of the date of such event or the Closing Date; (b) any breach of any covenant or obligation of Company pursuant to this Agreement or any Company Ancillary Agreement; and (c) any Effect that has a Material Adverse Effect on Company.
     5.2 Maintenance of Business. If any Significant Customer indicates orally or in writing that it intends to reduce its level of purchases from Company, or Company becomes aware of a material deterioration in the relationship between Company and any Management Employee or significant number of other employees of Company, then Company will promptly bring such information to the attention of Acquirer in writing and, if requested by Acquirer, will exert its commercially reasonable efforts to restore and retain the relationship.
     5.3 Conduct of Business. Company will continue to conduct its business in the ordinary course, consistent with past practice, and, to the extent consistent therewith, will use all reasonable efforts to carry on and preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, licensors, licensees and others with whom Company has contractual or other commercial relations in substantially the same manner as they have prior to the Agreement Date. Without limiting the foregoing, prior to the Closing, Company will not, without Acquirer’s prior written consent:
          (a) incur any Liability as guarantor or surety with respect to any obligation or make any loan, advance or capital contribution to, or invest in, any Person, except for the endorsement of checks and other negotiable instruments and the making of travel loans or advances (which travel expenses will be documented by receipts for the claimed amounts in accordance with past practice), in each case that are in the ordinary course of business, consistent with past practice, and which are not material in amount;
          (b) incur any Liability or incur any indebtedness for borrowed money other than in the ordinary course of business, consistent with past practice;
          (c) other than Permitted Encumbrances, place any Encumbrance on any of its material properties or grant any Encumbrance with respect to any of its material assets;
          (d) purchase, license, sell or otherwise dispose of, or enter into any Contract for the purchase, license, sale or other disposition of, any assets or properties that are in excess of $20,000 individually or $100,000 in the aggregate other than customer contracts in the ordinary course of business, consistent with past practice, or pursuant to purchase orders on Company’s standard sales terms in effect as of the Agreement Date;

          (e) declare, set aside or pay any dividend on, or make any other distribution in respect of, its membership units, split, combine or recapitalize its membership units or directly or indirectly redeem, purchase or otherwise acquire its membership units (except for the repurchase of membership units from its members, managers, officers, employees, consultants or independent contractors in connection with the termination of their services to it at the original purchase price of such membership units);
          (f) enter into any Contract requiring payments to or by Company in an amount in excess of $20,000 unless such Contract is on terms consistent with past Contracts entered into with customers in the ordinary course of business, consistent with past practice;
          (g) pay or discharge any Encumbrance or Liability other than in the ordinary course of business, consistent with past practice and with respect to the payment of Transaction Expenses;
          (h) amend or change its Articles of Organization or the Company Operating Agreement or similar charter documents;
          (i) defer the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or provide any discount, accommodation or other concession other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable;
          (j) materially change the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;
          (k) terminate the employment of (i) any Key Employee, (ii) any Management Employee or (iii) any material number of other employees (except pursuant to Section 5.10);
          (l) except for the New Company Options or in the ordinary course of business consistent with past practice, sell, issue, create, grant or authorize the issuance or grant of (i) any Company Units or any class or series or any other security (other than pursuant to the exercise of outstanding Company Options identified on Schedule 3.4(b)-1 of the Company Disclosure Letter or outstanding Company Warrants identified on Schedule 3.4(c) of the Company Disclosure Letter), (ii) any option, call, warrant, obligation, subscription or other right to acquire any Company Units or any class or series or any other security, or (iii) any instrument convertible into or exchangeable for any Company Units or any other security;
          (m) except (i) for amendments to the Company Option Plan as are required in connection with the issuance of the New Company Options or (ii) pursuant to written agreements in effect prior to the Agreement Date, pay, increase or modify any bonus, pay any royalty, pay any increased salary, pay any severance or special remuneration, increase or modify any pension, insurance or other employee benefit plan, payment or arrangement (including the modification of any exercise or conversion rights, exercise or purchase prices or vesting or release of any Company Units or other securities);
          (n) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the Agreement Date, subject only to ordinary wear and tear;
          (o) change accounting methods or policies or revalue, write off or write up the value of any assets except in the ordinary course of business consistent with past practice;
          (p) waive or release any material right or claim;

          (q) except for the Merger, merge, consolidate or reorganize with, or acquire, any Person;
          (r) agree to any audit assessment by any Tax authority or file any Return (other than income tax Returns) or amended Return unless a copy of such Return has first been delivered to Acquirer for its review and approval at a reasonable time prior to filing, enter into any closing agreement regarding Taxes, settle any Tax claim or assessment relating to Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Company or any of its Subsidiaries;
          (s) materially reduce any insurance coverage in effect on the Agreement Date;
          (t) commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence such a lawsuit would result in the material impairment of a valuable aspect of the Company Business or (iii) for breach of this Agreement; or
          (u) agree, or enter into any negotiations, discussions or agreement, to do any of the things described in the preceding clauses 5.3(a) through 5.3(u).
     5.4 Regulatory Approvals. Company shall, and shall cause each of its Subsidiaries to, promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required, or which Acquirer may reasonably request, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. Company shall use commercially reasonable efforts to obtain, and to cooperate with Acquirer to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by Company with respect to such authorizations, approvals and consents. Company shall promptly inform Acquirer of any material communication between Company and any Governmental Authority regarding any of the transactions contemplated hereby. If Company or any affiliate of Company receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Company shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of Acquirer.
     5.5 Necessary Consents. Company will use its commercially reasonable efforts to obtain such written consents, assignments, waivers and authorizations or other certificates from third parties (including those listed on Schedule 3.5(a)(iii) of the Company Disclosure Letter), give notices to third parties and take such other actions as may be reasonably necessary or appropriate, in addition to those set forth in this Article 5 to facilitate and allow Acquirer and the Surviving Company to carry on the Company Business after the Effective Time and to keep in effect and avoid the breach of, violation of, termination of, or adverse change to any Contract to which Company is a party or is bound or by which any of its assets or properties are bound or affected. Company will use its commercially reasonable efforts to terminate prior to the Closing, and deliver evidence of such termination to Acquirer at or prior to the Closing, all of the Contracts listed or described on Schedule 9.7-2 hereto.
     5.6 Litigation. Company will (i) notify Acquirer in writing promptly after learning of any action, suit, arbitration, mediation, proceeding, claim, or investigation by or before any Governmental Authority or arbitrator initiated by or against it or any of its Subsidiaries, or known by Company to be threatened against Company, any of its Subsidiaries or any of their respective directors, managers, officers, employees or equity holders in their capacity as such (a “New Litigation Claim”), (ii) notify

Acquirer of ongoing material developments in any New Litigation Claim and (iii) consult in good faith with Acquirer regarding the conduct of the defense of any New Litigation Claim.
     5.7 No Other Negotiations.
          (a) Company will not, nor will they authorize or permit any of its directors, managers, officers, employees, unitholders or Affiliates or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing, collectively, the “Company Representatives”) to, directly or indirectly: (i) solicit, initiate, seek, entertain, facilitate, support, encourage or induce the making, submission or announcement of any Acquisition Proposal; (ii) consider any inquiry, expression of interest, offer or proposal concerning any Acquisition Proposal (other than to respond to such inquiry, expression of interest, offer or proposal by indicating that Company is not interested in any Acquisition Proposal); (iii) furnish any information regarding Company to any Person in connection with or in response to any inquiry, expression of interest, offer or proposal concerning any Acquisition Proposal (other than to respond to such inquiry, expression of interest, offer or proposal by indicating that Company is not interested in any Acquisition Proposal); (iv) participate in any communications or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of, any Acquisition Proposal or a proposal therefore; (v) cooperate with, facilitate or encourage any effort or attempt by any Person to effect any Acquisition Proposal; (vi) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal; (vii) execute, enter into or become bound by any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal; or (viii) submit any Acquisition Proposal to the vote of any Company Unitholders. Company will immediately cease any and all existing activities, communications or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.7(a) by any Company Representative will be deemed to be a breach of this Section 5.7(a) by Company.
          (b) In addition to the obligations set forth in Section 5.7(a), Company as soon as reasonably practicable (and in no event more than one business day thereafter) will advise Acquirer orally and in writing of (i) any Acquisition Proposal or a proposal therefor, (ii) any request for nonpublic information or for access to any of the properties, books or records of Company by any Person other than Acquirer, (iii) any inquiry, expression of interest, offer or proposal with respect to or which Company reasonably believes could lead to an Acquisition Proposal, or (iv) any notice that any Person is considering making an Acquisition Proposal. Such notice will describe (1) the material terms and conditions of such Acquisition Proposal, request, inquiry, expression of interest, offer or proposal and (2) the identity of the Person or group making any such Acquisition Proposal, request, inquiry, expression of interest, offer or proposal. Company will keep Acquirer informed as promptly as reasonably practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such Acquisition Proposal, request, inquiry, expression of interest, offer or proposal.
     5.8 Access to Information. Company will provide Acquirer and its agents with reasonable access during normal business hours to the files, books, records, technology, properties, assets, Contracts, personnel and offices of Company, including any and all information relating to Taxes, commitments, Contracts, real, personal and intangible property, Liabilities and financial condition, except where such access would compromise any attorney-client privilege, provided a joint-defense agreement is not permissible in connection with any such attorney-client privileged matters, as determined by counsel to Company. Company will cause its accountants to cooperate with Acquirer and its agents in making available all financial information reasonably requested by Acquirer, including all working papers pertaining to all financial statements prepared or audited by such accountants.

     5.9 Satisfaction of Conditions Precedent. Company will use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Article 9 as promptly as reasonably possible and will use all reasonable efforts to cause the transactions provided for herein to be consummated as promptly as reasonably possible.
     5.10 Employees.
          (a) Company shall cooperate and work with Acquirer to help Acquirer identify employees of Company to whom Acquirer may elect to offer continued employment with Acquirer or any of its Subsidiaries (including the Surviving Company). With respect to each employee of Company who receives an offer of employment from Acquirer or any of its Subsidiaries (including the Surviving Company) (each, an “Offeree”), Company shall assist Acquirer with its efforts to enter into an offer letter and Acquirer’s standard employee invention assignment and confidentiality agreement (collectively, the “Offeree Documents”) with such employee as soon as practicable after the Agreement Date and in any event prior to the Closing Date. Company will use all commercially reasonable efforts to retain the employment of each Offeree and each Key Employee and to secure their continued employment by Acquirer or any of its Subsidiaries (including the Surviving Company) as of the Closing, and Company will promptly notify Acquirer if it becomes aware that any such employee intends to leave the employ of Company. Notwithstanding any of the foregoing, neither Acquirer nor any of its Subsidiaries (including the Surviving Company) shall have any obligation to make an offer of employment to any employee of Company. With respect to matters described in this Section 5.10, Company will consult with Acquirer (and will consider in good faith the advice of Acquirer) prior to sending any notices or other communication materials to its employees. Effective no later than immediately prior to the Closing, Company shall terminate the employment of each employee of Company who has not received an offer of continued employment with Acquirer or any of its Subsidiaries (including the Surviving Company) prior to the Closing Date (the “Designated Employees”).
          (b) Prior to the Effective Time, Company will authorize and grant (i) New Company Options to each of Mark Wachen and Lance Lovette, each of which New Company Options shall be exercisable for up to that number of Company Units (rounded to the nearest whole Company Unit) obtained by dividing $2,000,000 by the Cash Amount Per Class A Unit; (ii) a New Company Option to Scott Simonelli, which New Company Option shall be exercisable for up to that number of Company Units (rounded to the nearest whole Company Unit) obtained by dividing 35,000 by the Option Exchange Ratio; (iii) a New Company Option to Andrew Eisner, which New Company Option shall be exercisable for up to that number of Company Units (rounded to the nearest whole Company Unit) obtained by dividing 20,000 by the Option Exchange Ratio; and (iv) New Company Options exercisable for up to that number of Company Units (rounded to the nearest whole Company Unit) obtained by dividing 194,600 by the Option Exchange Ratio, which New Company Options shall be granted to Continuing Employees in such allocations as agreed to by Acquirer. Unless indicated otherwise by Acquirer in writing, (i) the New Company Options granted to Mark Wachen, Lance Lovett, Scott Simonelli and Andrew Eisner shall: (A) be non-qualified stock options under the Code with an exercise price per Class A Company Unit equal to approximately 50% of the Cash Amount Per Class A Unit; (B) in the case of Mark Wachen and Lance Lovett, vest over a two-year period with 50% vesting on the first anniversary of the Closing Date, with the balance vesting ratably monthly over the remaining 12-months thereafter; (C) in the case of Scott Simonelli and Andrew Eisner, vest over a four-year period with 25% vesting on the first anniversary of the Closing Date, with the balance vesting ratably monthly over the remaining 36-months thereafter; (D) in the case of Mark Wachen and Lance Lovett, provide for acceleration of vesting only in the event of a termination without ‘cause’ (as agreed to by Acquirer and Company), a termination by the respective Key Employee for ‘good reason’ (as agreed to be Acquirer and Company), or in the event of the death or permanent disability of the Key Employee; (E) in the case of Scott Simonelli and Andrew Eisner, not provide for acceleration of vesting upon any event; and (F) have terms of exercise that will not give rise to the payment of federal income tax pursuant to Section 409A of the Code; and (ii) all other New Company Options shall: (A) be non-qualified stock options under the Code with an exercise price per Class A Company Unit equal to the Cash Amount Per Class A Unit; (B) vest over a four-year period with 25% vesting on the first anniversary of the Closing Date, with the balance vesting ratably monthly over the remaining 36-months thereafter; (C) not provide for acceleration of vesting upon any event; (D) have a 10-year term; and (E) have terms of exercise that will not give rise to the payment of federal income tax pursuant to Section 409A of the Code. In connection with the issuance of the New Company Options, Company also agrees to amend the Company Option Plan to the extent necessary to permit the grant of such New Company Options.
     5.11 Termination of Employee Plans. The Company will terminate participation in all Employee Plans of any kind that are provided through Administaff, a human resources and benefits outsourcing entity, or other provider. Company will provide Acquirer with evidence that participation in such Employee Plan(s) has been terminated. The form and substance of such resolutions will be subject to Acquirer’s review and approval. Company also will take such other actions in furtherance of terminating participation in such Employee Plan(s) as Acquirer may reasonably require.
     5.12 Assumption of Options and Related Matters. Company shall use its commercially reasonable efforts to ensure that, except for Company Unvested Options to be assumed by Acquirer at the Effective Time pursuant to Section 2.2(c) and Company Vested Options to be cashed out pursuant to Section 2.2(b)(iv), there shall be no outstanding securities, commitments or agreements of Company immediately prior to the Effective Time that purport to obligate Company to issue any Company Units, Company Options or Company Warrants under any circumstances.
     5.13 Company Unitholder Approval and Managing Member Recommendation.
          (a) Company shall take all action necessary in accordance with this Agreement, New York Law, its Articles of Organization and the Company Operating Agreement to secure the Company Unitholder Approval. Company’s obligation to secure the Company Unitholder Approval in accordance with this Section 5.13(a) will not be limited or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal or by any withholding, withdrawal, amendment or modification of the recommendation of the Managing Member to the Company Unitholders in favor of the Company Unitholder Approval. Company shall exercise commercially reasonable efforts to obtain an executed Company Unitholder Consent from each Company Unitholder not listed in Exhibit C-1.
          (b) The Managing Member shall recommend that the Company Unitholders vote in favor of the approval of the Merger and approval and adoption of this Agreement pursuant to the Company Unitholder Consent and (ii) any information statement or other disclosure document distributed to the Company Unitholders in connection with this transaction shall include a statement to the effect that the Managing Member has recommended that the Company Unitholders vote in favor of the approval of the Merger and approval and adoption of this Agreement pursuant to the Company Unitholder Consent.
          (c) Promptly following the receipt of the Company Unitholder Approval, Company shall cause the Managing Member to provide the Sale Notice (as defined in Section 17 of the Company Operating Agreement) to all Company Unitholders.
     5.14 Company Certificates. Company will prepare and deliver to Acquirer, not later than three business days prior to the Closing Date, a draft of each of the Net Working Capital Certificate and a spreadsheet (the “Spreadsheet”), in form acceptable to Acquirer and the Exchange Agent (as defined in Section 7.2(a)), which Spreadsheet will be dated as of the Closing Date and will set forth, as of the

Closing Date and immediately prior to the Effective Time (in addition to the other required data and information specified therein): (a) the names of all Company Unitholders and holders of Company Options and their respective addresses; (b) the number and kind of Company Units held by and Company Options held by, such Persons, and, in the case of outstanding Company Options, the respective instrument numbers and plan or agreement pursuant to which such options were granted and whether such options are New Company Options; (c) the exercise price per share in effect for each Company Warrant and Company Option; (d) the vesting status and schedule with respect to Company Options; (e) the calculation of the Total Merger Consideration, the Cash Amount Per Class A Unit, the Cash Amount Per Class A Unit, the Option Exchange Ratio, and the amount of cash to be placed in the Escrow Fund (as defined in Section 11.1) on behalf of each Effective Time Holder; (f) the amount of cash payable to each Company Unitholder in exchange for the Company Units held by such Persons (and amount of cash required to be deducted and withheld from such Persons for Taxes); (g) the amount of cash payable to each holder of a Company Warrant in exchange for the Company Warrant held by such Persons (and amount of cash required to be deducted and withheld from such Persons for Taxes); (h) the amount of cash payable to each holder of a Company Vested Option in exchange for the Company Vested Option held by such Persons (and amount of cash required to be deducted and withheld from such Persons for Taxes); (i) the number of shares of Acquirer Common Stock subject to, and exercise price of, each Acquirer Option issuable to each holder of Company Unvested Options and whether such Acquirer Option is an incentive stock option or non-qualified stock option under the Code (and the amount of cash or options required to be deducted and withheld from such Persons for Taxes); and (j) each Effective Time Holder’s Pro Rata Share and the interest in dollar terms of each Effective Time Holder in the Escrow Fund.
     5.15 Tax Matters. The following provisions (which shall take precedence over any other provision of this Agreement in the event of a conflict) shall govern the allocation of responsibility as among Acquirer, Company and the Representative for certain Tax matters:
          (a) Acquirer shall timely prepare and file or cause to be prepared and filed all Returns of Company and its Subsidiaries (including information statements and schedules required to be filed with the partners of Company for Tax purposes) that are required to be filed after the Closing Date and shall pay the Taxes shown as due on such Returns for any taxable year or period ending on or before the Closing Date. Prior to the filing of any such Return, Acquirer shall provide the Representative with a substantially final draft of such Tax Return at least 20 business days prior to the due date for such Return. With respect to income Tax Returns, the Representative shall notify the Acquirer of any objections that the Representative may have to any items set forth in any such draft Return, and the Acquirer and the Representative shall agree to consult and resolve in good faith any such objection and to mutually consent to the filing of such Tax Return. Such Returns shall be prepared or completed in a manner consistent with prior practice of Company and its Subsidiaries with respect to Returns concerning the income, properties or operations of Company and its Subsidiaries, except as otherwise required by Law or regulation or otherwise agreed to in writing by the Representative prior to the filing thereof.
          (b) With respect to income Tax Returns, after the Closing Date, the Representative shall have the exclusive right to represent the interests of the Company and its Subsidiaries in any and all Tax audits, assessments or administrative or court proceedings relating solely to income Tax Returns for taxable periods ending on or before the Closing Date to the extent that (i) the Effective Time Holders may have an indemnification obligation with respect to Taxes hereunder or (ii) may affect the Tax liability of the Effective Time Holders for Tax purposes; provided, however, that the Acquirer shall have the right to participate in and control any such audit, assessment or proceeding and to employ counsel of his choice (which counsel shall be reasonably acceptable to the Representative) for purposes of such participation to the extent that any such compromise, settlement, consent or agreement would have a Material Adverse Effect on the Acquirer and its Affiliates.

          (c) Notwithstanding anything to the contrary contained or implied in this Agreement, after the Closing Date, unless required by Law, neither Acquirer nor any Affiliate of Acquirer (including Company or any Subsidiary) shall, without the prior written consent of the Representative (which shall not be unreasonably withheld or delayed), file or cause to be filed any amended Return or claim for Tax refunds for any taxable year ending on or before the Closing Date with respect to Company or any Subsidiary (or relating to their income, properties or operations) if any such filing adversely affects the Tax liability of the holders of interests in Company or any Subsidiary or their respective Affiliates for any period ending on or before the Closing Date.
          (d) After the Closing Date, Acquirer and the Representative shall provide each other with such cooperation and information relating to Company and its Subsidiaries as any other party may reasonably request in (i) filing any Return, amended Return or other Tax filing or claim for refund of Taxes, (ii) determining any Tax liability or right to refund of Taxes, (iii) conducting or defending any audit or other proceeding in respect of Taxes, or (iv) effectuating the terms of this Agreement. Notwithstanding the foregoing, no party shall be unreasonably required to prepare any document, or determine any information, not then in its possession in response to a request under this Section 5.15(c).
          (e) All amounts paid pursuant to this Section 5.15 and pursuant to the indemnification provisions of Article 11 shall, to the extent permitted by applicable law, be treated as adjustments to the purchase price for all Tax purposes.
          (f) Company will (and will cause its Subsidiaries to) (i) retain all books and records with respect to Tax matters pertinent to Company and its Subsidiaries relating to any taxable period beginning on or before the Closing Date (collectively, “Tax Records”) and abide by all record retention agreements entered into with any Tax authority and (ii) give the Representative reasonable written notice prior to transferring, destroying or discarding any such Tax Records. For purposes of the foregoing sentence, Tax Records shall include copies of workpapers, supporting documents and legal documents, whether prepared by Company or by its outside accountants, legal counsel or other service providers. To the extent necessary, Company and its Subsidiaries will obtain copies of all Tax Records from sources outside of Company and its Subsidiaries, which may include outside service providers.
          (g) Upon Acquirer’s request, Company will use its best efforts to obtain any certificate or other document from any Governmental Authority or other Person as may be reasonably necessary to mitigate, reduce or eliminate any Tax that could be imposed on Company or any of its Subsidiaries (including with respect to the transactions contemplated hereby).
     5.16 Letter(s) of Transmittal. Company will use its commercially reasonable efforts to obtain on or prior to the Closing an executed Letter of Transmittal (as defined in Section 7.2(a)) from each of the Company Unitholders.
     5.17 FIRPTA Documentation. Acquirer will use its commercially reasonable efforts to obtain from each holder of Company Units, on or prior to the Closing, a certificate of non-foreign status described in Section 1.1445-2(b)(2) of the Regulations.
ARTICLE 6
Covenants of Acquirer
     6.1 During the period from the Agreement Date until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article 10, Acquirer covenants and agrees with Company as follows:

          (a) Advice of Changes. Acquirer will promptly advise Company in writing of (i) any event occurring after the Agreement Date that would render any representation or warranty of Acquirer contained in this Agreement to be untrue or inaccurate, in either case if made on or as of the date of such event or the Closing Date; and (ii) any breach of any covenant or obligation of Acquirer pursuant to this Agreement or any Acquirer Ancillary Agreement.
          (b) Regulatory Approvals.
               (i) Acquirer shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether foreign, federal, state, local or municipal, which may be reasonably required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. Acquirer shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents and shall pay any associated filing fees payable by Acquirer with respect to such authorizations, approvals and consents. Acquirer shall promptly inform Company of any material communication between Acquirer and any Governmental Authority regarding any of the transactions contemplated hereby. If Acquirer or any affiliate of Acquirer receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then Acquirer shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Acquirer shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of Company.
               (ii) Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, it is expressly understood and agreed that: (A) Acquirer will not have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (B) Acquirer will be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for (1) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Acquirer or any of its Affiliates or Company, (2) the imposition of any limitation or regulation on the ability of Acquirer or any of its Affiliates to freely conduct their business or own such assets, or (3) the holding separate of any Company Units or any limitation or regulation on the ability of Acquirer or any of its Affiliates to exercise full rights of ownership of any Company Units (any of the foregoing, an “Antitrust Restraint”).
          (c) Satisfaction of Conditions Precedent. Acquirer will use all reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Article 9 as promptly as reasonably possible and will use all reasonable efforts to cause the transactions provided for herein to be consummated as promptly as reasonably possible.
          (d) Removal of Guarantee. Following the Closing, Acquirer will use commercially reasonable efforts to remove and/or release, or cause to be removed and/or released, Mark Wachen from his personal “good guy” guarantee pursuant to that certain Sublease between Pfizer as Sublandlord and Company as Subtenant dated as of March 31, 2007 (the “Guarantee”). Following the Closing, Acquirer will indemnify and hold harmless Mark Wachen from and against any and all claims, demands, suits, actions, causes of actions, losses, reductions in value, costs, damages (excluding in all cases punitive damages), Liabilities and expenses, including reasonable attorneys’ fees, other professionals’ and experts’

reasonable fees, and court or arbitration costs, directly or indirectly incurred, paid or accrued in connection with, resulting from or arising out of the Guarantee.
ARTICLE 7
Closing Matters
     7.1 The Closing. The closing of the Merger (the “Closing”) will take place at the offices of Fenwick & West LLP, 555 California Street, 12th Floor, San Francisco, California, at a time and date to be specified by the parties, which will be no later than the fifth business day after the satisfaction or waiver of the conditions set forth in Article 8 and Article 9 in accordance with this Agreement, or at such other location, time and date as the parties hereto agree in writing (the “Closing Date”).
     7.2 Conversion of Company Units and Company Vested Options; Exchange Procedures.
          (a) At and after the Effective Time, each outstanding Company Unit and each Company Vested Option will represent the right to receive an amount of cash as determined pursuant to Section 2.2(b), subject to the provisions of Section 2.2(e) (regarding withholding rights) and Section 2.4 (regarding the Escrow Cash). As soon as practicable after the Effective Time, Acquirer will cause to be mailed to each holder of record of a Company Units and Company Vested Options as of immediately prior to the Effective Time, (i) a letter of transmittal in customary form (the “Letter of Transmittal”), which will specify that delivery will be effected only upon delivery of an executed copy of such Letter of Transmittal to U.S. Bank N/A or such other agent or agents as may be appointed by Acquirer (the “Exchange Agent”) and shall include a representation of each Company Unitholder as to the number of Company Units held by such Company Unitholder and an agreement to be bound by the indemnification provisions hereof, and (ii) instructions for use in effecting the delivery of such Letter of Transmittal in exchange for cash. Upon delivery of a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, together with any required Form W-9 or Form W-8, to the Exchange Agent, Acquirer (or the Exchange Agent on behalf of Acquirer) will deliver to each such holder of record delivering a duly completed and validly executed Letter of Transmittal, a check payable for the amount of cash to which such holder is entitled pursuant to Section 2.2(b), subject to the provisions of Section 2.4 (regarding the Escrow Cash).
          (b) After the Effective Time, there will be no further registration of transfers of Company Units on the membership unit transfer books of Company.
ARTICLE 8
Conditions to Obligations of Company
     The obligations of Company hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Company, but only in a writing signed on behalf of Company by Company’s Chief Executive Officer or Chief Financial Officer):
     8.1 Accuracy of Representations and Warranties. The representations and warranties of Acquirer and Sub set forth in this Agreement (a) that are qualified by materiality or Material Adverse Effect will be true and correct and (b) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, in each case on and as of the Agreement Date and on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality or Material Adverse Effect will be true and correct, and such representations and warranties that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, on and as of such specified date or dates), and Company will have received a certificate dated as of the Closing Date to such effect executed on behalf of Acquirer and Sub by a duly authorized officer of Acquirer.
     8.2 Covenants. Acquirer will have performed and complied in all material respects with all of its covenants and obligations contained in this Agreement on or before the Closing (to the extent that such covenants and obligations require performance by Acquirer on or before the Closing), and Company will have received a certificate dated as of the Closing Date to such effect executed on behalf of Acquirer by a duly authorized officer of Acquirer.
     8.3 Compliance with Law; No Legal Restraints. There will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement, any Acquirer Ancillary Agreement or any Sub Ancillary Agreement.
     8.4 Government Consents. There will have been obtained at or before the Closing Date such permits or authorizations, and there will have been taken such other actions, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including satisfaction of all requirements under applicable federal and state securities laws.
     8.5 Escrow Agreement. Acquirer will have delivered to Company an Escrow Agreement, in substantially the form attached hereto as Exhibit E (the “Escrow Agreement”), dated as of the Closing Date and executed by Acquirer and the Escrow Agent.
ARTICLE 9
Conditions to Obligations of Acquirer and Sub
     The obligations of Acquirer and Sub hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Acquirer and Sub, but only in a writing signed on behalf of Acquirer and Sub by Acquirer’s Chief Executive Officer or General Counsel):
     9.1 Accuracy of Representations and Warranties. The representations and warranties of Company set forth in this Agreement (a) that are qualified by materiality or Material Adverse Effect will be true and correct and (b) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality or Material Adverse Effect will be true and correct, and such representations and warranties that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, on and as of such specified date or dates), and Acquirer will have received a certificate dated as of the Closing Date to such effect executed on behalf of Company by Company’s Chief Executive Officer.
     9.2 Covenants. Company will have performed and complied in all material respects with all of its covenants and obligations contained in this Agreement on or before the Closing (to the extent that such covenants and obligations require performance by Company on or before the Closing), and Acquirer will have received a certificate dated as of the Closing Date to such effect executed on behalf of Company by Company’s Chief Executive Officer.
     9.3 Absence of Material Adverse Change. There will not have been any Material Adverse Change in Company, whether or not resulting from a breach in any representation, warranty or covenant contained herein, nor will there be any litigation or proceeding pending or threatened which could reasonably be expected to have a Material Adverse Effect on Company, and Acquirer will have received a certificate dated as of the Closing Date to such effect executed on behalf of Company by Company’s Chief Executive Officer.
     9.4 Compliance with Law; No Legal Restraints. There will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by or before any Governmental Authority that prohibits or renders illegal or imposes limitations on: (a) the Merger or any other material transaction contemplated by this Agreement or any Company Ancillary Agreement; or (b) Acquirer’s ownership, conduct or operation of the business of the Company or any Subsidiary on or after the Effective Time or seeking a disposition or divestiture of any material products, assets or properties of the Company or any Subsidiary, or any other Antitrust Restraint.
     9.5 Government Consents. There will have been obtained at or before the Closing Date such permits or authorizations, and there will have been taken such other actions, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including satisfaction of all requirements under applicable federal and state securities laws.
     9.6 No Litigation. No litigation or proceeding will be pending or threatened which seeks to enjoin or prevent the consummation of the Merger or any of the other transactions contemplated by this Agreement.
     9.7 Documents. The Company will have provided the notice to the holder of Company Warrants set forth on Schedule 9.7-1 attached hereto, and Company will have delivered to Acquirer evidence satisfactory to Acquirer of the notice of termination of the contract to which the Company is a party and listed on Schedule 9.7-2 hereto.
     9.8 Requisite Approvals. Company shall have delivered to Acquirer the Company Unitholder consent executed by holders of at least (a) 90% of the total number of outstanding Company Class A Units and (b) 80% of the total number of outstanding Company Class B Units.
     9.9 Opinion of Company’s Counsel. Acquirer will have received from Pillsbury, Winthrop, Shaw, Pittman LLP, counsel to Company, an opinion in substantially the form attached hereto as Exhibit F.
     9.10 Escrow Agreement. Company will have delivered to Acquirer the Escrow Agreement, dated as of the Closing Date and executed by the Representative (as such term is defined in Section 11.5).
     9.11 Officer’s Certificate. Company shall have delivered to Acquirer a certificate, dated as of the Closing Date and executed on behalf of Company by Company’s Chief Executive Officer, certifying and attaching copies of (i) resolutions adopted by the Managing Member and the Company Unitholders, in each case authorizing the transactions contemplated hereby and (ii) unless requested otherwise by Acquirer in writing no less than three business days prior to the Closing Date, resolutions adopted by the

Managing Member authorizing the termination of participation in all Employee Plans of any kind that are provided through Administaff (a human resources and benefits outsourcing entity) or other provider.
     9.12 Resignation of Managing Member. Company will have delivered to Acquirer evidence satisfactory to Acquirer that the Managing Member, in office immediately prior to the Effective Time, has resigned in writing from such position effective as of the Effective Time.
     9.13 Net Working Capital Certificate and Spreadsheet. Acquirer will have received the final Net Working Capital Certificate and the final Spreadsheet; provided, however, that such receipt shall not be deemed to be an agreement by Acquirer that the amounts set forth in any such document is accurate and shall not diminish Acquirer’s remedies hereunder if any of the foregoing documents is not accurate.
     9.14 Employment Matters. The Key Employee Documents will continue to be in full force and effect, and no action will have been taken by any Key Employee to rescind any such Key Employee Document. No fewer than 75% of the Offerees (excluding for sake of the numerator and the denominator, the Key Employees) shall have remained continuously employed with Company from the Agreement Date through the Closing and shall have signed each of the Offeree Documents, and no action shall have been taken by any such individual to rescind any such document. The employment of each of the Designated Employees and each other employee who has declined Acquirer’s offer of continued employment shall have been terminated effective no later than immediately prior to the Closing.
     9.15 Termination of Company 401(k) Plans. Unless requested otherwise by Acquirer in writing no less than 3 business days prior to the Closing Date, Company will have delivered to Acquirer evidence of termination of participation in all Employee Plans of any kind that are provided by Administaff or through a human resources and benefits outsourcing entity or other provider.
     9.16 New Company Options. Company will have delivered to Acquirer evidence of the option grants for the New Company Options and any amendments to the Company Option Plan necessary to permit such grants.
ARTICLE 10
Termination of Agreement
     10.1 Termination. This Agreement may be terminated at any time before the Closing, whether before or after approval of the Merger by the Company Unitholders:
          (a) by the mutual written consent of Acquirer and Company;
          (b) by either Acquirer or Company, if all conditions to such party’s obligations to consummate the transactions contemplated by this Agreement have not been satisfied or waived, and the Closing has not occurred, on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 10.1(b) will not be available to any party whose failure to fulfill any of its obligations hereunder will have been a principal cause of, or will have resulted in, the failure of the Closing to occur on or before such date;
          (c) by Company, if there has been a breach by Acquirer of any representation, warranty, covenant or agreement contained herein on the part of Acquirer, or if any representation or warranty of Acquirer will have become untrue, in either case which causes any of the conditions set forth in Article 8 to not be satisfied and which Acquirer fails to cure within a reasonable time, not to exceed ten (10) business days, after written notice thereof has been given to Acquirer by Company (except that no cure period will be provided for a breach by Acquirer which by its nature cannot be cured);

          (d) by Acquirer, if (i) there has been a breach by Company of any representation, warranty, covenant or agreement contained herein on the part of Company, or if any representation or warranty of Company will have become untrue, in either case which causes any of the conditions set forth in Article 9 to not be satisfied and which Company fails to cure within a reasonable time, not to exceed ten (10) business days, after written notice thereof has been given to Company by Acquirer (except that no cure period will be provided for a breach by Company which by its nature cannot be cured), (ii) if there has been a Material Adverse Change in Company, or (iii) Company shall have breached Section 5.7;
          (e) by either Company or Acquirer, if a permanent injunction or other order by any federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the Merger will have been issued and will have become final and nonappealable.
     10.2 Effect of Termination. If this Agreement is terminated as provided in Section 10.1, this Agreement will be of no further force or effect; provided, however, that (a) this Section 10.2, Article 12 and the Non-Disclosure Agreement (as defined in Section 12.14) will survive the termination of this Agreement and will remain in full force and effect and (b) the termination of this Agreement will not relieve any party from any Liability for any breach of this Agreement.
ARTICLE 11
Survival of Representations, Indemnification and Remedies
     11.1 Survival of Representations. All representations and warranties of Company contained in this Agreement and the other agreements, certificates and documents contemplated by this Agreement will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) the 18-month anniversary of the Effective Time (the “Claim Expiration Date”); provided, however, that the representations and warranties of Company contained in Section 3.3 (Power, Authorization and Validity), Section 3.4 (Capitalization) and Section 3.9 (Taxes) and in any other agreements, certificates and documents regarding capitalization or Taxes contemplated by this Agreement, will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the 48-month anniversary of the Effective Time (the “Special Claim Expiration Date”); provided, further, that any Indemnified Person (as defined in Section 11.3) will be entitled to bring a claim for fraud or intentional misrepresentation under this Agreement until the Special Claim Expiration Date. All representations and warranties of Acquirer and Sub contained in this Agreement and the other agreements, certificates and documents contemplated by this Agreement will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) the Exchange Agent’s receipt of (i) the portion of the Total Merger Consideration described in Section 2.2(b) to be delivered to the Company Unitholders by the Exchange Agent and (ii) instructions from Acquirer to make the payments described in Section 2.2(b) to the Company Unitholders upon receipt of an executed copy of such letter of transmittal, as described in Section 7.2(a). All covenants of the parties will survive according to their respective terms.
     11.2 Escrow Fund. The Escrow Cash shall be deposited with U.S. Bank N/A (or another institution selected by Acquirer and reasonably satisfactory to Company) as escrow agent (the “Escrow Agent”), such deposit, together with any interest that may be earned thereon, to constitute an escrow fund (the “Escrow Fund”) and to be governed by the provisions set forth herein and in the Escrow Agreement. The Escrow Fund shall be available to compensate Acquirer (on behalf of itself or any other Indemnified Person) for Damages pursuant to the indemnification obligations of the Effective Time Holders.

     11.3 Agreement to Indemnify. After the Closing, each Effective Time Holder will severally, and not jointly, based on each Effective Time Holder’s Pro Rata Share, indemnify and hold harmless Acquirer, the Surviving Company and their respective directors, managing members, managers, officers, agents, representatives, stockholders, unitholders and employees, and each Person, if any, who controls or may control Acquirer or the Surviving Company within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Person” and, collectively, the “Indemnified Persons”), from and against any and all claims, demands, suits, actions, causes of actions, losses, reductions in value, costs, damages (excluding in all cases punitive damages), Liabilities and expenses, including reasonable attorneys’ fees, other professionals’ and experts’ reasonable fees, and court or arbitration costs (collectively, “Damages”), directly or indirectly incurred, paid or accrued in connection with, resulting from or arising out of: (i) any inaccuracy, misrepresentation or default in, or breach of, any of the representations or warranties given or made by Company in this Agreement, the Company Disclosure Letter or any agreement, certificate or document delivered by or on behalf of Company or an officer of Company pursuant hereto (excluding the Net Working Capital Certificate and the Spreadsheet); (ii) any failure of any Effective Time Holder to have good and valid title to the Company Units, or Company Options held by such Effective Time Holder as set forth in the Spreadsheet or any inaccuracy in the Spreadsheet; (iii) any default in, or breach of, any of the covenants made by Company in this Agreement, the Company Disclosure Letter or any agreement, certificate or document delivered by or on behalf of Company or an officer of Company pursuant hereto; (iv) any of the matters set forth on the Company Disclosure Letter that constitutes an exception to Section 3.6; or (v) any inaccuracy in the Net Working Capital Certificate as determined pursuant to the procedures set forth in Section 2.6, including with respect to any Unpaid Transaction Expenses (as defined in Section 12.7) that would have resulted in a reduction in the Total Merger Consideration. In determining the amount of any Damages in respect of any inaccuracy, misrepresentation or default in, or breach of, any representation, warranty or covenant, any materiality standard or qualification contained in such representation or warranty shall be disregarded.
     11.4 Limitations.
          (a) Basket; Special Deductible.
               (i) No Indemnified Person may make a claim for Damages in respect of any claims for indemnification that is made pursuant to clause (i) of Section 11.3 (and that does not involve fraud or intentional misrepresentation by Company or any Subsidiary or any inaccuracy or breach of any of the representations and warranties in Section 3.9 (Taxes)), unless and until such Damages aggregate at least $375,000 (the “Basket”), in which event such Indemnified Persons may make claims for all Damages (including the first $375,000 thereof).
               (ii) Notwithstanding the provisions of Section 11.4(a)(i), no Indemnified Person may make a claim for Damages in respect of any claims for indemnification that is made pursuant to clause (i) of Section 11.3 based upon any inaccuracy, misrepresentation or default in, or breach of the representations and warranties in Section 3.14(j), unless and until such Damages aggregate at least $1,000,000 (the “Special Deductible”), and such claim shall be limited to Damages over and above the first $1,000,000 of such Damages incurred, paid or accrued in connection with, resulting from or arising out of such inaccuracy, misrepresentation or default in, or breach of such representations and warranties (i.e., the Indemnified Person will be responsible for the first $1,000,000 in such Damages); provided, however, that, if there is a final adjudication that the operation of the Company Business by Company or any of its Subsidiaries, including (A) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (B) the use by Company or any of its Subsidiaries of any product, device or process used in the Company Business, infringes or misappropriates and/or has infringed or misappropriated the Intellectual Property of any third party, then the Special Deductible shall not apply and such Indemnified Persons may make claims for all Damages (including the first $1,000,000 thereof).
          (b) Limitation on Liability.
               (i) If the Merger is consummated, recovery from the Escrow Fund shall be the sole and exclusive remedy for liability and remedy for the indemnity obligations under this Agreement for the matters listed in clause (i) and of the first sentence of Section 11.3, except in the case of (A) fraud or intentional misrepresentation by Company or any Subsidiary and (B) any failure of any of the representations and warranties contained in Section 3.3 (Power, Authorization and Validity), Section 3.4 (Capitalization) or Section 3.9 (Taxes), to be true and correct.
               (ii) In the case of (A) fraud or intentional misrepresentation by Company or any Subsidiary, (B) any failure of any of the representations and warranties contained in Section 3.3 (Power, Authorization and Validity), Section 3.4 (Capitalization) or Section 3.9 (Taxes), to be true and correct, (C) any inaccuracy in the Spreadsheet (except as otherwise contemplated pursuant to Section 11.4(b)(iii), (D) any default in, or breach of, any of the covenants made by Company in this Agreement, the Company Disclosure Letter or any agreement, certificate or document delivered by or on behalf of Company or an officer of Company pursuant hereto, (E) any of the matters set forth on the Company Disclosure Letter that constitutes an exception to Section 3.6 or any matter that would otherwise constitutes an exception to Section 3.6 or (F) any inaccuracy in the Net Working Capital Certificate, including with respect to any Unpaid Transaction Expenses, that would have resulted in a reduction in the Total Merger Consideration (claims related to the matters referred to in clauses (A)-(F) of this Section 11.4(b)(ii) are referred to herein as “Special Claims”), after Indemnified Persons have exhausted or made claims upon all amounts of Escrow Cash in the Escrow Fund (after taking into account all other claims for indemnification from the Escrow Fund made by Indemnified Persons), each Effective Time Holder shall be liable for such holder’s Pro Rata Share of the amount of any indemnifiable Damages resulting therefrom; provided, however, that such liability shall be limited to such holder’s Pro Rata Share of the Total Merger Consideration (including the Escrow Cash).
               (iii) In the case of any failure of any Effective Time Holder to have good and valid title to the Company Units, or Company Options held by such Effective Time Holder as set forth in the Spreadsheet, each such Effective Time Holder shall be personally liable and after Indemnified Persons have exhausted or made claims upon all amounts of Escrow Cash in the Escrow Fund with respect to such Effective Time Holder, such Effective Time Holder shall be personally liable for the amount of any indemnifiable Damages resulting therefrom.
               (iv) The amount of any Damages that are subject to indemnification under this Article 11 shall be calculated net of the amount of any insurance proceeds actually received by Acquirer between the Closing and the twelve (12) month anniversary of the Claim Expiration Date with respect to such Damages. If an Indemnified Person receives insurance proceeds following the date on which it receives any Damages hereunder, but prior to the twelve (12) month anniversary of the Claim Expiration Date, Acquirer shall pay or cause to be paid to the Effective Time Holders the amount of such insurance proceeds.
               (v) The parties hereto agree that the indemnification provisions of this Agreement shall apply to and be the exclusive remedy for all claims for indemnifiable Damages arising out of, resulting from or in connection with this Agreement from the Indemnified Persons against the Effective Time Holders.
               (vi) For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall any amounts (i) deducted from the Total Merger Consideration immediately prior to the Closing as a result of a Net Working Capital Shortfall or (ii) paid to Acquirer from the Escrow Fund in connection with a Negative Adjustment Amount pursuant to Section 2.6, also be claimed again as an indemnifiable Damage pursuant to Article 11 hereof.
          (c) Time Limit for Claims. Except with respect to (i) Special Claims, which may be brought at any time on or before the Special Claim Expiration Date, and (ii) Claims related to any inaccuracy in the Net Working Capital Certificate as determined pursuant to the procedures set forth in Section 2.6, including with respect to any Unpaid Transaction Expenses, which shall be brought before the Audit Completion Date, no Claim may be asserted or brought by an Indemnified Person against the Effective Time Holders after the Claim Expiration Date; provided, however, that (i) any Claim asserted by an Indemnified Person against the Effective Time Holders prior to the Claim Expiration Date may thereafter be prosecuted as provided in this Article 11 and recovery on such Claim may be had by the Indemnified Person as provided herein and (ii) any Special Claim asserted by an Indemnified Person against the Effective Time Holders prior to the Special Claim Expiration Date may thereafter be prosecuted as provided in this Article 11 and recovery on such Special Claim may be had by the Indemnified Person as provided herein.
     11.5 Appointment of Representative. Each Effective Time Holder approves the designation of and designates Mark Wachen as the representative of the Effective Time Holders and as the attorney-in-fact and agent for and on behalf of each Effective Time Holder (such person and any successor, the “Representative”) with respect to claims for indemnification pursuant to this Article 11 and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative pursuant to this Agreement, including the exercise of the power to: (a) authorize the release or delivery to Acquirer of Escrow Cash from the Escrow Fund in satisfaction of indemnification claims of any Indemnified Person pursuant to this Article 11; (b) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any claim for indemnification pursuant to this Article 11; (c) resolve, settle or compromise any claim for indemnification made pursuant to this Article 11; and (d) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing. The Representative will have authority and power to act on behalf of each Effective Time Holder with respect to the disposition, settlement or other handling of all claims for indemnification pursuant to this Article 11 and all rights or obligations arising under this Article 11. The Effective Time Holders will be bound by all actions taken and documents executed by the Representative in connection with this Article 11, and the Indemnified Persons will be entitled to rely on any action or decision of the Representative. In performing the functions specified in this Agreement, the Representative will not be liable to any Effective Time Holder in the absence of gross negligence or willful misconduct on the part of the Representative. Each Effective Time Holder will severally, and not jointly, on a pro rata basis based on such Effective Time Holder’s Pro Rata Share of the Escrow Fund, indemnify and hold harmless the Representative from and against any Liability incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken by the Representative pursuant to the terms of this Article 11 (including the hiring of counsel and the incurring of legal fees and costs) will be paid directly by the Effective Time Holders to the Representative on a pro rata basis based on each Effective Time Holder’s Pro Rata Share of the Escrow Fund, and no such amounts will be paid from the Escrow Fund. The person serving as the Representative may be replaced from time to time by the Effective Time Holders who held, as of immediately prior to the Effective Time, a majority of the outstanding Company Units.
     11.6 Notice of Claim. As used herein, “Claim” means a claim for indemnification of any Indemnified Person for Damages pursuant to this Article 11. Acquirer will provide a written notice of a

Claim executed by an officer of Acquirer (a “Notice of Claim”) to the Representative and the Escrow Agent, whether for its own Damages or for Damages incurred by any other Indemnified Person. Acquirer may deliver a Notice of Claim based on, arising from, relating to or caused by:
          (a) any item specified in Section 11.3 (or that with respect to any Tax matters, that any Tax Authority may raise such matter in audit of Acquirer or its subsidiaries, which could reasonably give rise to indemnifiable Damages); or
          (b) the assertion, whether oral or in writing, against any Indemnified Person of a claim, demand, suit, action, cause of action, dispute, arbitration, investigation, inquiry or proceeding brought by a third party against such Indemnified Person (in each such case, a “Third-Party Claim”) that is based on, arises out of, relates to or is caused by any item specified in Section 11.3.
          Each Notice of Claim by Acquirer given pursuant to this Section 11.6 will contain the following:
          (c) a statement that the Indemnified Person has incurred, paid, reserved or accrued (in accordance with GAAP) or, in good faith, believes it will have to incur, pay, reserve or accrue (in accordance with GAAP) Damages (or that with respect to any Tax matters, that any Tax Authority may reasonably raise such matter in an audit of Acquirer or its subsidiaries, which Acquirer reasonably anticipates may give rise to Damages) in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in a Third-Party Claim); and
          (d) a brief description of the facts, circumstances or events giving rise to the alleged Damages, including copies of any formal demand or complaint and a good faith estimate of the amount of Damages.
          No delay on the part of Acquirer in giving the Representative and the Escrow Agent a Notice of Claim will relieve the Representative or any Effective Time Holder from any of its obligations pursuant to this Article 11 unless (and then only to the extent that) the Representative or such Effective Time Holder is materially prejudiced thereby.
     11.7 Resolution of Notice of Claim. Each Notice of Claim delivered by Acquirer will be resolved as follows:
          (a) Uncontested Claims. If, within 30 calendar days after a Notice of Claim is received by the Representative, the Representative does not contest such Notice of Claim in writing to Acquirer and the Escrow Agent as provided in Section 11.7(b), then (i) the Representative will be conclusively deemed to have consented, on behalf of all Effective Time Holders, to the recovery by the Indemnified Person of the full amount of the Damages specified in the Notice of Claim, including the forfeiture of cash in the Escrow Fund and, without further notice, to have stipulated to the entry of a final judgment for damages against the Effective Time Holders for such amount in any court having jurisdiction over the matter where venue is proper and (ii) subject to Section 11.4(a), the Escrow Agent will distribute to the Indemnified Person an amount of cash equivalent to the amount of such Damages. Notwithstanding the foregoing to the contrary, in the event that the Notice of Claim was given for matters that may give rise to indemnifiable Damages, the Escrow Agent may not distribute any such amounts until such Damages to be paid are actually incurred.
          (b) Contested Claims. If the Representative gives Acquirer and the Escrow Agent written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the 30-day period specified in Section 11.7(a), then such Contested Claim will be resolved by either (i) a written settlement agreement executed by Acquirer and the Representative or (ii) in the absence of such a written settlement agreement, a final judgment by a court of competent jurisdiction, obtained under the procedures set forth in Section 12.1. Subject to Section 11.4(a), the Escrow Agent shall distribute cash from the Escrow Fund in accordance with such written settlement agreement or final judgment, as applicable.
     11.8 Defense of Third-Party Claims.
          (a) In the event that Acquirer becomes aware of any Third-Party Claim which Acquirer believes in good faith is reasonably likely to result in a claim against the Escrow Fund by or on behalf of an Indemnified Person, Acquirer shall have the right in its sole discretion, to defend and to resolve any such Third-Party Claim; provided, however, that if Acquirer determines to defend and/or to resolve any such Third-Party Claim, that Acquirer shall (i) first consult with the Representative regarding such defense and/or resolution, (ii) use its best efforts, in good faith, to defend and/or resolve such Third-Party Claim, (iii) and the settlement or resolution, and the costs and expenses incurred by Acquirer in connection with such defense (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) will not be determinative of Damages for which Acquirer may seek indemnification pursuant to a Claim made by any Indemnified Person hereunder, except as set forth below.
          (b) The Representative will have the right to receive copies of all pleadings, notices and communications with respect to any Third-Party Claim to the extent that receipt of such documents by the Representative does not affect any privilege relating to the Indemnified Person and shall have the right to participate in (at its own expense), but not determine or conduct, any defense of any Third-Party Claim or settlement negotiations with respect to any such Third-Party Claim. Except with the prior written consent of the Representative, no settlement or resolution by Acquirer of any Third-Party Claim that may give rise to a claim against the Escrow Fund by or on behalf of an Indemnified Person shall be determinative of the existence of or amount of indemnifiable Damages relating to such matter; provided, further, that only if the Representative has consented in writing to any such settlement, then the Representative will be deemed to have accepted the related Claim by any Indemnified Person for indemnification pursuant to Section 11.3 but only for the amount (if any) set forth in such consent, and the Effective Time Holders will remain responsible to indemnify the Indemnified Persons for all Damages they may incur arising out of, resulting from or caused by the Third-Party Claim to the fullest extent provided in this Article 11.
     11.9 Staged Release of Escrow Fund.
          (a) Within 3 business days after the 12-month anniversary of the Effective Time, the Escrow Agent will deliver to the Effective Time Holders the difference, if any, between (i) 7.5% of the Total Merger Consideration (i.e., one half of the initial Escrow Cash) and (ii) the sum of (A) any portion of the Escrow Fund that has been delivered, or is in the process of being delivered, to the Indemnified Persons to satisfy Claims for Damages brought on or prior to the 12-month anniversary of the Effective Time and (B) the amount of the cash that is necessary to satisfy all unsatisfied or disputed Claims specified in any Notice of Claim delivered to the Representative before the 12-month anniversary of the Effective Time.
          (b) Within 3 business days after the 18-month anniversary of the Effective Time, the Escrow Agent will deliver to the Effective Time Holders the difference, if any, between (i) the remaining portion of the Escrow Fund and (ii) the sum of (A) any portion of the Escrow Fund that has been delivered, or is in the process of being delivered, to the Indemnified Persons to satisfy Claims for Damages brought on or prior to the 12-month anniversary of the Effective Time and (B) the amount of the cash that is necessary to satisfy all unsatisfied or disputed Claims specified in any Notice of Claim delivered to the Representative before the 18-month anniversary of the Effective Time.
          (c) If any Claims are pending but not resolved on the 18-month anniversary of the Effective Time, then the Escrow Agent will retain possession and custody of an amount of cash in the Escrow Fund that equals the total maximum amount of Damages then being claimed by the Indemnified Persons in all such pending Claims, and, as soon as all such Claims have been resolved, the Escrow Agent will deliver to the Effective Time Holders any remaining portion of the cash in the Escrow Fund not required to satisfy such Claims.
ARTICLE 12
General Provisions
     12.1 Governing Law; Submission to Jurisdiction; Judicial Reference. The internal laws of the State of New York, irrespective of its choice of law principles, will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Each of the parties hereto agrees to the following:
          (a) Any dispute arising out of or relating to this Agreement, any Acquirer Ancillary Agreement, any Sub Ancillary Agreement or any Company Ancillary Agreement shall, to the extent not determined in federal court, be determined exclusively in a court in the County of Santa Clara, California, by a judicial reference as provided in California Code of Civil Procedure Sections 638(a) for the hearing and determination of any and all of the issues, whether of fact or of law, without a jury.
          (b) The referee shall be a former judge. The parties agree to the appointment of one referee and shall use their best efforts to agree on the selection of the referee. If the parties are unable to agree on the referee within ten (10) calendar days after a written request to do so by either party, then each party shall submit three (3) names to the Presiding Judge of the Court, each party may strike no more than two (2) of the three (3) names submitted by the opposing party and the Court shall designate one of the unstricken names as referee.
          (c) The referee shall (a) be requested to set the matter for hearing within sixty (60) days after the date of selection of the referee and (b) try any and all issues of law or fact and report a statement of decision upon them, if possible, within ninety (90) days of the first date a party first provides notice that a controversy, dispute or claim exists under this Agreement. Any decision rendered by the referee will be final, binding and conclusive and judgment shall be entered pursuant to CCP § 644 in any court in the State of California having jurisdiction.
          (d) Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter except that when any party so requests, a court reporter will be used at any hearing conducted before the referee. The party making such a request shall have the obligation to arrange for and pay for the court reporter. The costs of the court reporter at the trial shall be borne equally by the parties.
          (e) The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of New York. The rules of evidence applicable to proceedings at law in the State of New York will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The referee shall issue a single judgment at the close of the reference proceeding which shall dispose of all of the claims of the parties that are the subject of the reference. The parties hereto expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee. The parties hereto expressly reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.
          (f) In the event that the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted) or appointment of a referee is for any other reason precluded by applicable law or rules of procedure, any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge of the Court, in accordance with the California Arbitration Act, § 1280 through § 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth hereinabove shall apply to any such arbitration proceeding.
          (g) All hearings and determination of any issues, whether of fact or of law, shall be heard exclusively in Santa Clara County, California.
          (h) THE PARTIES HEREBY ACKNOWLEDGE THAT THIS PROVISION FOR JUDICIAL REFERENCE REPLACES ANY AND ALL RIGHTS TO A TRIAL BY JURY FOR ALL CIVIL ACTIONS OR PROCEEDINGS INVOLVING A DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ACQUIRER ANCILLARY AGREEMENT, ANY SUB ANCILLARY AGREEMENT OR ANY COMPANY ANCILLARY AGREEMENT.
          (i) In the event that any dispute arising out of or relating to this Agreement, any Acquirer Ancillary Agreement, any Sub Ancillary Agreement or any Company Ancillary Agreement is required to be resolved in federal court, all hearings and determination of any issues, whether of fact or of law, shall be heard exclusively by the United States District Court in and for the Northern District of California, without a jury.
     12.2 Assignment; Binding Upon Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, that Acquirer may, without the consent of any other party hereto, assign this Agreement, the Acquirer Ancillary Agreements and the Sub Ancillary Agreements (a) to any of its majority-owned Subsidiaries, (b) by operation of law or (c) in connection with any merger, consolidation or sale of all or a significant portion of its assets or in connection with any similar transaction. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section 12.2 will be void.
     12.3 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid, illegal or unenforceable, then the remainder of this Agreement and the application thereof will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any provision is invalid, illegal or unenforceable, the parties agree to replace such provision with a valid, legal and enforceable provision that will achieve, to the maximum extent legally permissible, the economic, business and other purposes of such provision.
     12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected herein as signatories and have been delivered by each party to this Agreement to each other party to this Agreement.
     12.5 Other Remedies. Except as set forth in Section 11.4(b) and as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other. Notwithstanding the foregoing, any termination of this Agreement prior to the Closing pursuant to Article 10 will be governed by the terms of Article 10. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof; provided, however, that any such injunction shall be sought in a court sitting in Santa Clara County, California.
     12.6 Amendment and Waivers. This Agreement may not be amended or modified except by a written instrument signed by Acquirer, Sub and Company. This Agreement may be amended by the parties hereto as provided in this Section 12.6 at any time before or after approval of this Agreement by the Company Unitholders; provided, however, that, after such approval, no amendment will be made which by Applicable Laws requires the further approval of the Company Unitholders without obtaining such further approval. At any time prior to the Effective Time, each of Company and Acquirer, by action taken by the Managing Member, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other contained herein or in any agreement, certificate or document delivered pursuant hereto; (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any agreement, certificate or document delivered pursuant hereto; and/or (c) waive compliance with any of the agreements or conditions for its benefit contained herein or in any agreement, certificate or document delivered pursuant hereto. No such extension or waiver will be effective unless signed in writing by the party against whom such extension or waiver is asserted. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other breach or default or any succeeding breach or default. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.
     12.7 Expenses. Each party will bear its respective expenses and fees incurred with respect to this Agreement, the Merger and the transactions contemplated by this Agreement, including the expenses and fees of its own accountants, attorneys, investment bankers and other professionals (“Transaction Expenses”) and in the case of Company, for expenses of any Subsidiary of Company, Company Unitholder and/or employee of Company paid by Company. Company’s Transaction Expenses shall be paid by Company at or prior to the Closing. If, for any reason, Acquirer directly or indirectly pays any Transaction Expenses of Company or any of its unitholders or employees (the “Unpaid Transaction Expenses”), then Acquirer will be entitled to treat the Unpaid Transaction Expenses as Damages recoverable under Section 11.3(v), except to the extent that such Unpaid Transaction Expenses are deducted from the Net Working Capital.
     12.8 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its reasonable costs of suit, including without limitation the cost of the referee to which such suit is referred pursuant to Section 12.1, regardless of whether such suit proceeds to final judgment.
     12.9 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered, five days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 12.9:
          (a) If to Acquirer or Sub:

Interwoven, Inc.
160 E. Tasman Avenue
San Jose, CA 95134
Attention: Chief Financial Officer
Fax: (408) 616-0083

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
555 California Street, 12th Floor
San Francisco, CA 94104
Attention:	Matthew P. Quilter
Douglas N. Cogen
Coleman Cannon
Fax: (415) 281-1350
          (b) If to Company:

Optimost LLC
300 E. 42nd, 11th Floor
New York, NY 10017
Fax: (212) 208-4502

with a copy (which shall not constitute notice) to:

Pillsbury, Winthrop, Shaw, Pittman LLP
Attention: Ron Fleming
1540 Broadway
New York, New York 10036-4039
Fax: (212) 298-9931
          (c) If to the Representative:

Mark Wachen
29 Faith Lane
Ardsley, NY 10502

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman
1540 Broadway
New York, NY 10036-6039
Attention: Ronald A. Fleming
Fax: 212.298-9931
     12.10 Stamp Duty. Any stamp duty, transfer Tax or similar Tax payable in connection with the transfer of Company Units by any Company Unitholder will be payable by such Company Unitholder.
     12.11 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference will be to an Exhibit, a Section or an Article, respectively, to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference will be deemed to include the business of all Subsidiaries of such entity. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and the other agreements, certificates and documents contemplated by this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement, certificate or document will be construed against the party drafting such agreement, certificate or document. Each reference herein to a law, statute, regulation, document or Contract will be deemed in each case to include all amendments thereto.
     12.12 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. Except as otherwise specified herein: (a) no party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party; (b) no party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other; (c) no party will have any power or authority to bind or commit any other party; and (d) no party will hold itself out as having any authority or relationship in contravention of this Section 12.12.
     12.13 Absence of Third-Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, unitholder, partner or employee of any party hereto or any other Person, unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions hereof will be personal solely between the parties to this Agreement; provided, however, that Article 11 is intended to benefit the Representative and the Indemnified Persons.
     12.14 Confidentiality.
          (a) Company and Acquirer each confirm that they have entered into a letter agreement dated November 16, 2006 (the “Non-Disclosure Agreement”) and that they are each bound by, and will abide by, the provisions of the Non-Disclosure Agreement. If this Agreement is terminated, the Non-Disclosure Agreement will remain in full force and effect, and all copies of documents containing confidential information of a disclosing party will be returned by the receiving party to the disclosing party or be destroyed, as provided in the Non-Disclosure Agreement. If the Merger is consummated, after the Effective Time, Acquirer shall not be bound by any of the terms of the Non-Disclosure Agreement. The Representative hereby agrees to be bound by the terms and conditions of the Non-Disclosure Agreement to the same extent as though the Representative were a party thereto. With respect to the Representative, as used in the Non-Disclosure Agreement the term “Confidential Information” shall include information relating to the Merger or this Agreement received by the Representative after the Closing or relating to the period after the Closing.
          (b) Company shall not, and Company shall cause each Subsidiary and each Company Representative not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby, or use Acquirer’s name or refer to Acquirer directly or indirectly in connection with Acquirer’s relationship with Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Acquirer, unless required by law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Acquirer prior to any such disclosure) and except as reasonably necessary for Company to obtain the consents and approvals of Company Unitholders and other third parties contemplated by this Agreement. Notwithstanding anything herein or in the Confidentiality Agreement, Acquirer may issue such press releases or make such other public statements regarding this Agreement or the transactions contemplated hereby as Acquirer may, in its reasonable discretion, determine.
     12.15 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, the Company Ancillary Agreements, the Acquirer Ancillary Agreements, the Sub Ancillary Agreements and the Non-Disclosure Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, oral or written, between the parties.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Interwoven, Inc.		Optimost LLC

By:	/s/ Joe Cowan	By:	/s/ Mark Wachen
	Name: Joe Cowan		Name: Mark Wachen
	Title: Chief Executive Officer		Title: Chief Executive Officer

Broadway Merger LLC		Representative

By:	Interwoven, Inc.	/s/ Mark Wachen
Its: Member		Mark Wachen

By:	/s/ Joe Cowan
Name: Joe Cowan
Title: Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]